Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DEL TACO HOLDINGS, INC.,

LEVY ACQUISITION CORP.

AND

LEVY MERGER SUB, LLC

Dated as of March 12, 2015

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Exhibits

Exhibit A	Form of Credit Agreement Amendment
Exhibit B	Form of Amended Company Charter
Exhibit C	Form of Amended Buyer Charter
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Equity Award Payment Letter
Exhibit F	Form of Management Rights Letter

†The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended or modified from time to time, this “Agreement”), dated as of March 12, 2015, is by and among (i) Levy Acquisition Corp., a Delaware corporation (“Buyer”), (ii) Levy Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Buyer (“Merger Sub”), and (iii) Del Taco Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS the respective Boards of Directors of Buyer and the Company, and Buyer as the sole member of Merger Sub, have approved the merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) not owned by Buyer, Merger Sub or the Company shall be converted into the right to receive Common Stock, par value $0.0001 per share, of Buyer (the “Buyer Common Stock”) and, in the case of the Original Stockholders, available cash;

WHEREAS, concurrently with the execution and delivery of this Agreement (the Contracts referred to below being the “Preliminary Contracts”):

i.	In order to induce the Company to enter into this Agreement, (A) Levy Epic Acquisition Company, LLC, a Delaware limited liability company (“Levy Newco”), and Levy Epic Acquisition Company II, LLC, a Delaware limited liability company (“Levy Newco II”), entered into the Stock Purchase Agreement (as amended or modified from time to time, the “Stock Purchase Agreement”) with the Company and the Original Stockholders, pursuant to which Levy Newco and Levy Newco II agreed to purchase Common Stock from the Company (the “Levy Subscription”) and the Original Stockholders and those of the Optionholders, the RSU Holders and the Warrant Holders that exercise, settle or exchange their Options, RSUs or Warrants prior to such purchase (the “Levy Stock Purchase”), (B) certain investors (the “Common Stock Investors”) agreed to purchase Buyer Common Stock upon the closing of the Merger pursuant to common stock purchase agreements (as amended or modified from time to time in accordance with Section 5.23, the “Common Stock Purchase Agreements”) with Buyer, the proceeds of which will fund a portion of the cash component of the Per Share Merger Consideration, and (C) each of the Common Stock Investors entered into an Escrow Agreement (as amended or modified from time to time in accordance with Section 5.23, the “Escrow Agreements”) with Buyer and Wells Fargo Bank, National Association, pursuant to which such Common Stock Investor has deposited into escrow cash in the amount of the purchase price to be paid by such Common Stock Investor for Buyer Common Stock under its Common Stock Purchase Agreement with Buyer;

ii.	The Company, the Original Stockholders, Levy Newco and Levy Newco II entered into an Amended and Restated Stockholders Agreement (as amended or modified from time to time, the “Company Stockholders Agreement”), to become effective upon the consummation of the Levy Stock Purchase, pursuant to which the Company, Levy Newco, Levy Newco II and the Original Stockholders agreed to certain corporate governance and other matters, and each Original Stockholder delivered to the Company a duly executed letter of transmittal and any physical certificates that represented shares of Common Stock or Warrants held of record by each such Original Stockholder;

iii.	In order to induce the Company to enter into this Agreement, Levy Acquisition Sponsor, LLC, a Delaware limited liability company and Buyer’s sponsor (“Buyer Sponsor”), and the other Levy Parties (as defined in the Buyer Stockholders Agreement) entered into a Lock-Up Agreement with Buyer and the Company, pursuant to which Buyer Sponsor and such other Persons agreed not to transfer any shares of Buyer Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Buyer Common Stock or other equity interests in Buyer prior to the Closing; and

iv.	Buyer, Buyer Sponsor, certain of the Original Stockholders, Levy Newco, Levy Newco II, the Common Stock Investors and certain other Persons entered into a Stockholders Agreement (as amended or modified from time to time, the “Buyer Stockholders Agreement”), to become effective upon the consummation of the Merger, pursuant to which Buyer, Buyer Sponsor, such Original Stockholders, Levy Newco, Levy Newco II and the other Persons party thereto agreed to certain corporate governance and other matters;

WHEREAS, in connection with Levy Newco’s and Levy Newco II’s purchase of Common Stock under the Stock Purchase Agreement, certain lenders party to the Credit Agreement and certain Subsidiaries of the Company will enter into an amendment to the Credit Agreement substantially in the form attached as Exhibit A hereto (and with such other changes as the Company and Buyer reasonably agree) (as amended or modified from time to time with the consent of the Company and Buyer (such consent not to be unreasonably withheld, conditioned or delayed), the “Credit Agreement Amendment”), providing for additional loans under the Credit Agreement and permitting the change of control with respect to the Company contemplated by this Agreement and the Stock Purchase Agreement and the repayment of all Indebtedness owed under the Notes;

WHEREAS, the Board of Directors of Buyer, and Buyer as the sole member of Merger Sub, respectively, have unanimously approved this Agreement and have determined that this Agreement and the Transactions are advisable and in the respective best interest of each of Buyer and Merger Sub, respectively, and the Board of Directors of Buyer has unanimously resolved to recommend that Buyer’s stockholders adopt this Agreement;

WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement and has determined that this Agreement and the Transactions are advisable and in the best interest of the Company; and

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WHEREAS, immediately following the execution of this Agreement, the Company will obtain and deliver to Buyer copies of (i) the written consents of all of the Stockholders pursuant to which they will adopt this Agreement and approve the Merger (the “Stockholder Written Consent”) and (ii) Letters of Transmittal from all of the Original Stockholders; provided that the Company will obtain Letters of Transmittal (a) at the Stock Purchase Closing from Levy Newco, Levy Newco II and certain Optionholders and RSU Holders that become Stockholders at the Stock Purchase Closing and (b) as promptly as practicable after the Stock Purchase from the remaining Optionholders and RSU Holders that become Stockholders at the Stock Purchase Closing.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1              Certain Definitions.

(a)             For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Adjusted Aggregate Exercise Amount” means the aggregate amount of the per share exercise price payable for all of the Options outstanding immediately prior to the Closing.

“Adjusted Aggregate Shares” means a number equal to (i) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Closing, plus (ii) the aggregate number of shares of Common Stock underlying Options outstanding immediately prior to the Closing, plus (iii) the aggregate number of shares of Common Stock underlying RSUs outstanding immediately prior to the Closing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code.

“Aggregate Option Exercise Amount” means the aggregate amount of the per share exercise price payable for all of the Options outstanding immediately prior to the Stock Purchase Closing.

“Aggregate Shares” means a number equal to (i) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Stock Purchase Closing, plus (ii) the aggregate number of shares of Common Stock underlying Options outstanding immediately prior to the Stock Purchase Closing, plus (iii) the aggregate number of shares of Common Stock underlying RSUs outstanding immediately prior to the Stock Purchase Closing, plus (iv) the aggregate number of shares of Common Stock underlying Warrants outstanding immediately prior to the Stock Purchase Closing.

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“Aggregate Warrant Exercise Amount” means the aggregate amount of the per share exercise price payable for all of the Warrants outstanding immediately prior to the Stock Purchase Closing.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approved Transaction Expenses” means the fees, costs and expenses of the parties incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Stock Purchase Agreement and the Transactions and the transactions contemplated by the Stock Purchase Agreement and payable to the Persons as described on Schedule 1.1(a), good faith estimates of which fees, costs and expenses payable at the Stock Purchase Closing and payable to certain Persons at the Closing are set forth on Schedule 1.1(a).

“Available Cash” means the lesser of (x) the sum of (i) the positive amount, if any, of cash remaining in the Trust Account after completion of the Buyer Stockholder Redemption and payment of the Permitted Releases and Transaction Expenses, provided that the Transaction Expenses incurred by Buyer, Merger Sub or any of their Affiliates (other than the Company and its Subsidiaries) and paid from the Trust Account shall only include Approved Transaction Expenses and shall not exceed $15,000,000, plus (ii) the amount received by Buyer at Closing pursuant to the Common Stock Purchase Agreements, and (y) $95,000,000.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Buyer Benefit Plan” means a Plan (i) which is maintained or sponsored by Buyer or any of its Subsidiaries, (ii) with respect to which contributions, premiums or other payments are made or required to be made by Buyer or any of its Subsidiaries with respect to any current or former employee, officer, director or consultant of Buyer or any of its Subsidiaries or (iii) pursuant to which Buyer or any of its Subsidiaries could have any liability (other than a Buyer Employee Agreement).

“Buyer Employee Agreement” means any employment, consulting, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory agreement, contract, understanding, obligation or commitment with any current or former employee, officer, director or consultant of Buyer or any of its Subsidiaries and to which Buyer or any of its Subsidiaries is a party or under which Buyer or any of its Subsidiaries could have any liability.

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“Buyer Stockholder Redemption” means the right held by certain stockholders of Buyer to redeem all or a portion of their public Buyer Common Stock, upon the completion of the Merger, for a per share redemption price of cash equal to (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Merger, divided by (b) the total number of then outstanding shares of public Buyer Common Stock, as provided in Buyer’s certificate of incorporation.

“Capitalization Schedule” means the list, delivered by the Company to Buyer in connection with this Agreement, of the holders of Common Stock, Options, RSUs and Warrants as of the date hereof and the number of shares of Common Stock or Options, RSUs or Warrants held by each.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means a Plan (i) which is maintained or sponsored by the Company or any of its Subsidiaries, (ii) with respect to which contributions, premiums or other payments are made or required to be made by the Company or any of its Subsidiaries with respect to any Employee or (iii) pursuant to which the Company or any of its Subsidiaries could have any liability (other than a Company Employee Agreement).

“Company Cash” means the amount of all cash, cash equivalents and marketable securities held by the Company and its Subsidiaries (other than cash held at restaurants owned or operated by the Company and its Subsidiaries), determined in accordance with GAAP.

“Company Employee Agreement” means any employment, consulting, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory agreement, contract, understanding, obligation or commitment with any Employee and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries could have any liability.

“Company FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of Company Franchises in the United States.

“Company Franchisee” means a Person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Company Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a Company Franchise within a specific geographic area or at a specific location.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement entered into by the Company and Buyer, dated as of August 25, 2014.

“Contract” means any contract, indenture, note, bond, lease, license, commitment, instrument or other agreement.

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“Credit Agreement” means that certain Credit Agreement, dated as of April 1, 2013, among F&C Restaurant, Sagittarius, as borrower, General Electric Capital Corporation, as administrative agent, collateral agent, L/C issuer and swing line lender, GE Capital Markets, Inc., as sole lead arranger and sole bookrunner and syndication agent, and the other lenders party thereto, as amended or modified from time to time.

“Credit Agreement Agent” means General Electric Capital Corporation in its capacity as administrative agent under the Credit Agreement.

“Debt Financing Sources” means the Credit Agreement Agent and the lenders party to the Credit Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Emergency” means an emergency situation which presents a direct risk of human injury or loss of life or of material damage or destruction of material property or material tangible assets.

“Employee” means any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries.

“Environmental Law” means all Laws and Orders relating to public or worker health and safety (to the extent related to exposure to Hazardous Materials), natural resources and pollution or protection of the environment, including all those relating to the use, production, generation, handling, transportation, treatment, storage, distribution, processing, Release, or cleanup of any Hazardous Materials.

“Environmental Permits” means any Permits required by applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“F&C Restaurant” means F&C Restaurant Holding Co., a Delaware corporation and a direct wholly owned Subsidiary of the Company.

“Force Majeure” means acts of terrorism, fire, explosion, earthquake, storm, flood, strike, wars, insurrection, riot, acts of God, any Order or any other similar change, event, circumstance or effect not reasonably within the control of the party claiming force majeure.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time; provided that leases accounted for as operating leases on the date hereof shall continue to constitute operating leases notwithstanding any changes to GAAP to the contrary.

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“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“GSMP Entities” means, collectively, GSMP 2006 Onshore US, Ltd., GSMP 2006 Offshore US, Ltd. and GSMP 2006 Institutional US, Ltd.

“Hazardous Material” means (a) any petroleum or petroleum products, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and toxic mold or toxic fungus, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any Environmental Law, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication: (i) the principal of and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of any property, including all conditional sale obligations of such Person (but excluding trade accounts payable and other current liabilities); (iii) all obligations of such Person under capitalized leases; and (iv) all obligations of the type referred to in clauses (i) through (iii) of another Person secured by any Lien on any property or asset of such first Person (whether or not such obligation is assumed by such Person) in each case including any and all accrued interest, prepayment fees, expenses, premiums or penalties related thereto; provided that Indebtedness shall not include, with respect to the Company and its Subsidiaries, (a) any such indebtedness or obligations of Del Taco Restaurant Properties I, a California limited partnership, Del Taco Restaurant Properties II, a California limited partnership, Del Taco Restaurant Properties III, a California limited partnership, or Del Taco Income Properties IV, a California limited partnership, or (b) any intercompany indebtedness solely between the Company and any Subsidiary thereof or any two Subsidiaries of the Company.

“Intellectual Property” means (i) patents, (ii) trademarks and service marks, (iii) copyrights, (iv) trade secrets, and (v) applications and registrations for any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of Paul J.B. Murphy III, Steven L. Brake, Jack T. Tang, Rebecca H. Yang, David Pear and John Cappasola.

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“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Material Adverse Effect” with respect to any entity means any change, event, circumstance or effect that individually or in the aggregate with all other changes, events, circumstances and effects has a material adverse effect on, or would reasonably be expected to have a material adverse effect on, the (a) business, operations, results of operations or financial condition of such entity and its Subsidiaries (taken as a whole), or (b) the ability of such entity to consummate the Transactions, other than a change, event, circumstance or effect to the extent resulting from one or more of the following: (i) the effect of any change in the United States or foreign economies or capital, credit or financial markets in general; (ii) the effect of any change that generally affects any industry in which such entity or any of its Subsidiaries operates; (iii) the effect of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by the other party or its Affiliates with respect to the Transactions with respect to such entity or its Subsidiaries; (v) the effect of any earthquakes, hurricanes, tornadoes or other natural disasters; (vi) the effect of any changes in applicable Laws or GAAP; (vii) any effect resulting from the public announcement of this Agreement; or (viii) any effect resulting from compliance with the terms of this Agreement or the consummation of the Transactions; provided, however, that clauses (i), (ii), (iii), (v), and (vi) may be taken into account to the extent that such conditions have a materially disproportionate effect on such entity and its Subsidiaries relative to other similarly situated participants in the industries or markets in which such entity or any of its Subsidiaries operates.

“Notes” means, collectively, (i) the 12.00%/13.00% senior subordinated notes due 2022 of Sagittarius and (ii) the 13.00% senior subordinated notes due 2019 of F&C Restaurant.

“Option” means the unexercised portion of each and every outstanding option to purchase Common Stock, pursuant to the terms of the Del Taco Holdings, Inc. Long-Term Incentive Plan.

“Optionholder” means any holder of Options.

“Order” means any order, injunction, judgment, decree, subpoena, ruling, writ, verdict, assessment or award entered, issued, made or rendered by any Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company and its Subsidiaries consistent with past practice.

“Original Stockholders” means the holders of outstanding shares of Common Stock listed on the Capitalization Schedule and, from and after the Stock Purchase Closing, includes the Optionholders, the RSU Holders and the Warrant Holders to the extent such Persons hold outstanding shares of Common Stock prior to Closing.

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“Per Share Merger Consideration” means (i) the amount equal to (a) $500,000,000, plus (b) Company Cash as of the close of business on the day immediately preceding the Stock Purchase Closing Date, less (c) the amount of all Indebtedness of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Stock Purchase Closing Date, less (without duplication) (d) any incremental amount required to repay the Notes as of the Stock Purchase Closing Date, plus (e) the Aggregate Option Exercise Amount, plus (f) the Aggregate Warrant Exercise Amount, divided by (ii) the Aggregate Shares.

“Per Share Option Consideration” means, with respect to a share of Common Stock underlying an Option, (i) the Per Share Merger Consideration less (ii) the exercise price for such share underlying such Option.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means all (i) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance made available to Buyer or the Company, as applicable, prior to the date hereof; (ii) Liens for Taxes, assessments or other governmental charges not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings (promptly instituted and conducted) and for which adequate reserves have been established in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business, or in the ordinary course of business consistent with past practice in Buyer’s case, or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iv) zoning, entitlement and other similar land use regulations by any Governmental Body, none of which, individually or in the aggregate, materially impairs the continued use and operation of the owned real property or leased real property to which they relate in the conduct of the Company’s or any of its Subsidiaries’, or Buyer’s or any of its Subsidiaries’, business as presently conducted thereon; (v) title of a lessor under a capital or operating lease; (vi) licenses granted in the Ordinary Course of Business, or in the ordinary course of business consistent with past practice in Buyer’s case; (vii) Liens that will be released prior to or as of the Closing; (viii) Liens arising under this Agreement, the Credit Agreement, the Company Stockholders Agreement or the Buyer Stockholders Agreement; (ix) Liens created by or through Buyer (in the case of the Company or any of its Subsidiaries); (x) Liens set forth on Schedule 1.1(b); and (xi) other Liens, if any, that are not, individually or in the aggregate, material.

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plan” or “Plans” means (a) any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (b) any retirement, deferred compensation, severance, retention, incentive, stock option or other equity compensation, fringe benefit, insurance, vacation, paid-time off, supplemental unemployment, supplemental or excess benefit, or other employee benefit plan, program or arrangement.

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“Proceeding” means any action, suit, hearing, claim, lawsuit, litigation, investigation, arbitration or proceeding (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material into the environment (including the abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Material).

“RSU” means each and every outstanding restricted stock unit in respect of Common Stock, pursuant to the terms of the Del Taco Holdings, Inc. Long-Term Incentive Plan.

“RSU Holder” means any holder of RSUs.

“Sagittarius” means Sagittarius Restaurants LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means the Original Stockholders, the Warrant Holders, the RSU Holders and the Optionholders collectively.

“Stock Purchase Closing” means the closing of the transactions contemplated by the Stock Purchase Agreement.

“Stock Purchase Closing Date” means the date of the Stock Purchase Closing.

“Stockholder” means each holder of outstanding Common Stock.

“Subsidiary” of any Person means any other Person of which 50% or more of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative, environmental, inventory, abandoned or unclaimed property, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property (real or personal) taxes, customs duties, fees, assessments and similar charges, and (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

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“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any amendments thereof.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Transactions” means the transactions contemplated by this Agreement, the Company Documents and the Buyer Documents.

“Trust Account” means the U.S.-based trust account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, in which certain proceeds from Buyer’s initial public offering and sale of warrants to purchase shares of Buyer Common Stock to members of Buyer Sponsor are held in trust for the public stockholders of Buyer.

“Warrant” means the unexercised portion of each and every outstanding warrant in respect of Common Stock.

“Warrant Holders” means the holders of Warrants.

(b)             For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Acquisition Proposal	5.14(b)
Agreement	Preamble
Amended Buyer Charter	2.4(c)
Antitrust Filings	5.4(a)
Balance Sheet	3.7
Balance Sheet Date	3.7
Bankruptcy and Equity Exception	3.2
Books and Records	5.11(a)
Business Combination	9.13
Business Property	3.11(b)
Buyer	Preamble
Buyer Acquisition Proposal	5.14(d)
Buyer Board Recommendation	5.9(d)
Buyer Common Stock	Recitals
Buyer Disclosure Schedules	Introductory paragraph to Article IV
Buyer Documents	4.2
Buyer SEC Reports	4.20(a)
Buyer Sponsor	Recitals
Buyer Stockholders Agreement	Recitals
Buyer Stockholder Meeting	5.9(d)
Certificate of Merger	2.2
Certificates	2.7(b)

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Term	Section

Chosen Courts	9.6
Closing	2.2
Common Stock	Recitals
Common Stock Investors	Recitals
Common Stock Purchase Agreements	Recitals
Company	Preamble
Company Disclosure Schedules	Introductory paragraph to Article III
Company Documents	3.2
Company Franchise	3.22(a)
Company Intellectual Property	3.12(a)
Company Leased Real Property Leases	3.11(c)
Company Pension Plan	3.14(b)
Company Specified Agreements	3.22(a)
Company Stockholders Agreement	Recitals
Credit Agreement Amendment	Recitals
DOJ	5.4(a)
D&O Tail	5.7(b)
Effective Time	2.2
Escrow Agreements	Recitals
Exchange Agent	2.7(a)
Exchange Fund	2.7(a)
Fairness Opinion	4.26
Financial Statements	3.7
Fried Frank	9.14(a)
FTC	5.4(a)
Indemnitee	5.7(a)
Levy Merger Consideration	2.6(c)
Levy Newco	Recitals
Levy Newco II	Recitals
Levy Stock Purchase	Recitals
Levy Subscription	Recitals
Leased Real Property	3.11(b)
Leased Real Property Leases	3.11(b)
Letter of Transmittal	2.7(b)
Licensed Intellectual Property	3.12(a)
Material Contract(s)	3.13(a)
Merger	Recitals
Merger Closing Date	2.2
Merger Sub	Preamble
Merger Sub Documents	4.2
Option Amount	2.8(a)
Option Cash Consideration	2.8(b)
Owned Real Property	3.11(a)
Per Share Cash Consideration	2.6(b)
Per Share Equity Consideration	2.6(b)

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Term	Section

Permitted Releases	4.24
Preliminary Contracts	Recitals
Prospectus	9.13
Proxy Statement	5.9(a)
RSU Settlement Amount	2.8(c)
Sarbanes-Oxley Act	4.20(a)
Section 16	5.20
Stock Purchase Agreement	Recitals
Stockholder Written Consent	Recitals
Suppliers	3.23
Surviving Corporation	2.3
Transaction Expenses	9.2
Transferred Employees	5.10(a)
Trust Agreement	4.24

(c)             Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                 Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)               Dollars. Any reference in this Agreement to “$” means U.S. dollars. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, in the Company Disclosure Schedules or in the Buyer Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(iii)             Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. References to the transactions contemplated by this Agreement include the transactions contemplated by the Company Documents and Buyer Documents.

(iv)             Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

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(v)               Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi)             Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)           Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)         Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(ix)             Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(x)               Disclosure Schedules. Each section of the Company Disclosure Schedules and the Buyer Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, to the extent reasonably apparent that such information applies to such other section. No reference to or disclosure of any item or other matter in the Company Disclosure Schedules or the Buyer Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedules or the Buyer Disclosure Schedules, as applicable. The information set forth in the Company Disclosure Schedules and the Buyer Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any agreement or other instrument or obligation.

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ARTICLE II

MERGER

SECTION 2.1                 The Merger. Upon the terms set forth in this Agreement and subject to the conditions set forth in Article VI of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

SECTION 2.2              Effective Time; Closing. As promptly as practicable, but in no event later than the third Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger as the date and time of the effectiveness of the Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of McDermott Will & Emery LLP, in Chicago, Illinois, commencing at 9:00 a.m. local time (the “Merger Closing Date”).

SECTION 2.3              Effect of the Merger. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.4              Certificate of Incorporation; By-laws.

(a)             At the Effective Time, the certificate of incorporation of the Company, as amended and restated to be in the form of Exhibit B, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation (and subject to Section 5.7).

(b)             At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws (and subject to Section 5.7).

(c)             Buyer shall cause the certificate of incorporation of Buyer, as in effect immediately prior to the Effective Time, to be amended and restated at the Effective Time to be in the form attached hereto as Exhibit C (the “Amended Buyer Charter”) and, as so amended, the Amended Buyer Charter shall be the certificate of incorporation of Buyer until thereafter amended as provided by Law and the Amended Buyer Charter.

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SECTION 2.5              Directors and Officers. The initial directors of the Surviving Corporation shall be as determined by Buyer prior to the Effective Time. Each such director will hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

SECTION 2.6              Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, subject to Section 2.7 and Section 2.8:

(a)             All issued and outstanding limited liability company interests of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such share shall constitute the only outstanding share of capital stock of the Surviving Corporation as of the Effective Time.

(b)             Each issued and outstanding share of Common Stock held by the Original Stockholders shall be converted into the right to receive the Per Share Merger Consideration, which shall be paid in Buyer Common Stock and cash. The per share cash consideration payable to the Original Stockholders shall equal (i) the Available Cash, plus the Adjusted Aggregate Exercise Amount, if any, divided by (ii) the Adjusted Aggregate Shares, excluding the shares held by Levy Newco and Levy Newco II (the “Per Share Cash Consideration”). The Buyer Common Stock consideration payable to the Original Stockholders for each share of Common Stock shall be a number of shares of Buyer Common Stock equal to (i) the Per Share Merger Consideration, less the Per Share Cash Consideration, if any, divided by (ii) $10 (the “Per Share Equity Consideration”). Notwithstanding the foregoing, the Per Share Cash Consideration payable to each Original Stockholder and RSU Holder that makes an election pursuant to Section 2.6(d) or Section 2.8(f), as applicable, and the Option Cash Consideration payable to each Optionholder that makes an election pursuant to Section 2.8(f), shall be decreased, in each case, by the percentage of the Per Share Merger Consideration that such Original Stockholder, RSU Holder or Optionholder elected to receive in additional shares of Buyer Common Stock, and the aggregate amount of all additional cash available to the Original Stockholders, RSU Holders and Optionholders as a result of such elections shall increase the Per Share Cash Consideration payable to each Original Stockholder, RSU Holder and Optionholder that did not make such an election, pro rata based on the ownership of the Adjusted Aggregate Shares held by all Original Stockholders, RSU Holders and Optionholders that did not make such elections. The Per Share Equity Consideration payable to each Original Stockholder, RSU Holder and Optionholder that does not make the election described in the preceding sentence shall be decreased to reflect the increase in the Per Share Cash Consideration described in the preceding sentence.

(c)             Each issued and outstanding share of Common Stock held by Levy Newco and Levy Newco II shall be converted into the right to receive a number of shares of Buyer Common Stock equal to the Per Share Merger Consideration divided by $10 (the “Levy Merger Consideration”).

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(d)            Notwithstanding Section 2.6(b), any Original Stockholder that is or was an Optionholder or RSU Holder may, by written notice to Buyer at any time prior to (i) the initial filing of the Proxy Statement with the SEC, in the case of the Optionholders and RSU Holders set forth on Schedule 2.6(d), and (ii) fifteen (15) calendar days following the initial filing of the Proxy Statement with the SEC, in the case of each other Optionholder and RSU Holder, elect to reduce (but not below zero) the Per Share Cash Consideration that it would otherwise receive pursuant to Section 2.6(b) with respect to the shares of Common Stock received upon exercise of its Options or settlement of its RSUs prior to the Closing (and as a result receive a corresponding increase in the Per Share Equity Consideration as calculated pursuant to Section 2.6(b) equivalent to such reduced Per Share Cash Consideration amount).

As of the Effective Time, all shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive consideration described above in this Section 2.6, in accordance with Section 2.8, without interest.

SECTION 2.7              Exchange of Common Stock.

(a)             Exchange Agent. At or prior to the Effective Time, Buyer shall deposit with Continental Stock Transfer & Trust Company, or such other bank or trust company as may be designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”), for exchange in accordance with this Section 2.7, through the Exchange Agent, certificates representing the shares of Buyer Common Stock issuable pursuant to Section 2.6. At or prior to the Effective Time, Buyer shall provide the Exchange Agent with the cash consideration payable pursuant to Section 2.6 as of the Closing (such shares of Buyer Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Buyer shall assume that there will not be any fractional shares of Buyer Common Stock. Buyer shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares and to pay any cash consideration payable at or after the Closing. The Exchange Fund shall not be used for any other purpose.

(b)             Exchange Procedures. At least one (1) Business Day prior to the Closing, the Company will deliver to the Exchange Agent (i) a duly executed letter of transmittal in the form set forth on Exhibit D from each Stockholder, including Levy Newco and Levy Newco II (the “Letter of Transmittal”), and (ii) any physical certificate or certificates (the “Certificates”) that represent outstanding shares of Common Stock held by such Stockholder, in each case, to the extent received by the Company at least two (2) Business Days prior to the Closing. Upon the surrender to the Exchange Agent of a Letter of Transmittal, duly executed, together with a Certificate, if any, representing the shares of Common Stock held by such Stockholder immediately prior to the Effective Time and such other documents as may reasonably be required by the Company or the Exchange Agent, the Stockholder that surrendered such documents shall be entitled after the Effective Time to receive, in exchange for the shares of Common Stock held by such Stockholder immediately prior to the Effective Time, a certificate representing that number of whole shares of Buyer Common Stock (together with cash in lieu of fractional shares) and other cash consideration that such holder has the right to receive pursuant to the Merger, and any shares of Common Stock so surrendered shall forthwith be canceled. Until such time as a certificate representing Buyer Common Stock is issued to or at the direction of the holder of a surrendered Letter of Transmittal and Certificate, if any, such Buyer Common Stock shall be deemed not outstanding and shall not be entitled to vote on any matter. Until surrendered as contemplated by this Section 2.7, any shares of Common Stock held by a Stockholder and each Certificate representing any shares of Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by Section 2.6. No interest shall be paid or accrue on any cash payable upon surrender of any Letter of Transmittal or Certificate. Each certificate representing Buyer Common Stock that is issued in the Merger shall have the legend set forth below:

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SAID LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.”

(c)             Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any uncertificated Common Stock or any Certificate formerly representing Common Stock with respect to the shares of Buyer Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.6, until the surrender by such Stockholder to the Exchange Agent of the Letter of Transmittal and such Certificate, if any, in accordance with this Section 2.7. Subject to applicable Law, following surrender of any such Letter of Transmittal and Certificate, if any, there shall be paid to the holder of such shares of Common Stock surrendered thereby in respect of the whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.6 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Buyer Common Stock.

(d)            No Further Ownership Rights in Common Stock. The consideration issued (and paid) in the Merger in accordance with the terms of Section 2.6 and this Section 2.7 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to shares of Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.7.

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(e)             No Fractional Shares. No fractional shares of Buyer Common Stock shall be issued pursuant to Section 2.6, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Buyer Common Stock. For purposes of this Section 2.7(e), all fractional shares to which a single record holder would be entitled shall be aggregated. In lieu of any such fractional shares, each holder of Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Buyer Common Stock to which such holder would be entitled under Section 2.6 and (B) $10. The Exchange Agent shall make available such amounts, without interest, after the Effective Time to the holders of Common Stock entitled to receive such cash upon surrender to the Exchange Agent of a Letter of Transmittal, duly executed, together with a Certificate, if any, representing the shares of Common Stock held by such Stockholder immediately prior to the Effective Time and such other documents as may reasonably be required by the Company or the Exchange Agent.

(f)              Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed six (6) months after the Effective Time shall be delivered to Buyer, upon demand, and any holder of Common Stock or Warrants who has not theretofore complied with this Section 2.7 shall thereafter look only to Buyer for payment of its claim for consideration for its Common Stock pursuant to the Merger.

(g)             No Liability. None of Buyer, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Buyer Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Letter of Transmittal and Certificate, if any, in respect of shares of Common Stock outstanding immediately prior to the Effective Time has not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which the consideration contemplated by Section 2.6 or any dividends or distributions with respect to Buyer Common Stock as contemplated by Section 2.7 in respect of such Letter of Transmittal and Certificate, if any, would otherwise escheat to or become the property of any Governmental Body), any such shares, cash, dividends or distributions in respect of such Letter of Transmittal and Certificate, if any, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h)             Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service or Standard & Poor’s, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall be paid to Buyer.

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(i)               Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

SECTION 2.8              Equity Awards.

(a)             In accordance with the terms of the Del Taco Holdings, Inc. Long-Term Incentive Plan, the Company shall (i) take all actions necessary to cause all unvested Options to become fully vested on the Stock Purchase Closing Date immediately following the purchase of Common Stock by Levy Newco and Levy Newco II from the Company and immediately prior to the purchase of Common Stock by Levy Newco and Levy Newco II from the Stockholders, (ii) use its best efforts to cause all vested Options to be exercised on the Stock Purchase Closing Date immediately following the purchase of Common Stock by Levy Newco and Levy Newco II from the Company and immediately prior to the purchase of Common Stock by Levy Newco and Levy Newco II from the Stockholders, and (iii) take all actions necessary to cause each Option that remains outstanding as of the Closing to be converted into the right to receive, with respect to each share of Common Stock underlying such Option, the Per Share Option Consideration, which shall be paid in Buyer Common Stock and cash (the aggregate amount payable in respect of Options pursuant to this Section 2.8(a), the “Option Amount”), in each case, less required withholding Taxes.

(b)             The portion of the Per Share Option Consideration payable in cash in respect of each Option held by an Optionholder immediately prior to the Effective Time shall equal (i) the Per Share Option Consideration multiplied by (ii) the quotient of (x) the Per Share Cash Consideration divided by (y) the Per Share Merger Consideration (such cash amount the “Option Cash Consideration”). The portion of the Per Share Option Consideration payable in Buyer Common Stock in respect of each Option held by an Optionholder immediately prior to the Effective Time shall be a number of shares of Buyer Common Stock equal to (1) the Per Share Option Consideration less the Option Cash Consideration, divided by (2) $10.

(c)             In accordance with the terms of the Del Taco Holdings, Inc. Long-Term Incentive Plan, the Company shall (i) take all actions necessary to cause all unvested RSUs to become fully vested on the Stock Purchase Closing Date immediately following the purchase of Common Stock by Levy Newco and Levy Newco II from the Company and immediately prior to the purchase of Common Stock by Levy Newco and Levy Newco II from the Stockholders, (ii) use its best efforts to cause each RSU to be settled on the Stock Purchase Closing Date immediately following the purchase of Common Stock by Levy Newco and Levy Newco II from the Company and immediately prior to the purchase of Common Stock by Levy Newco and Levy Newco II from the Stockholders and (iii) take all actions necessary to cause each RSU that remains outstanding as of the Closing to be settled and exchanged for the Per Share Merger Consideration, which shall be paid in Buyer Common Stock and cash in the same proportions as payable to the Original Stockholders under Section 2.6(b) (the aggregate amount payable in respect of RSUs pursuant to this Section 2.8(c), the “RSU Settlement Amount”), in each case, less required withholding Taxes.

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(d)            The cash portion of the merger consideration payable to the Optionholders and the RSU Holders shall be paid by the Surviving Corporation through payroll processing and distribution at the next administratively practicable payroll date following the Closing to each Optionholder and RSU Holder (less required withholding Taxes). All disbursements to each Optionholder or RSU Holder shall be made only after delivery by such Optionholder or RSU Holder of an equity award payment letter in substantially the form attached as Exhibit E (the “Equity Award Payment Letter”) and such other documents, in each case, as reasonably satisfactory to the Company. Buyer and the Company shall establish procedures to enable each Optionholder and RSU Holder to deliver an Equity Award Payment Letter prior to the Closing and to receive cash payment for the shares of Common Stock underlying the Options or RSUs covered thereby that were outstanding at the Effective Time at the next administratively practicable payroll date following the Closing or, if the Equity Award Payment Letter is delivered after the Closing, at the next administratively practicable payroll date following the delivery thereof.

(e)             Each Optionholder and RSU Holder shall be entitled after the Effective Time to receive, in exchange for the shares of Common Stock underlying the Options or RSUs held by such Optionholder or RSU Holder at the Effective Time, a certificate representing that number of whole shares of Buyer Common Stock that such Optionholder or RSU Holder has the right to receive pursuant to this Section 2.8. No fractional shares of Buyer Common Stock shall be issued pursuant to this Section 2.8 and such fractional share interests shall not entitle the Optionholder or RSU Holder thereof to vote or to any rights of a holder of Buyer Common Stock. In lieu of fractional shares, the Optionholder shall be entitled to a payment calculated in the same manner as applies to a holder of Common Stock under Section 2.7(e) and added to the cash portion of the merger consideration payable to the Optionholder or RSU Holder in accordance with this Section 2.8.

(f)              Notwithstanding Section 2.8(b) or 2.8(c), any Optionholder or RSU Holder may, by written notice to Buyer at any time prior to (i) the initial filing of the Proxy Statement with the SEC, in the case of the Optionholders and RSU Holder set forth on Schedule 2.6(d), and (ii) fifteen (15) calendar days following the initial filing of the Proxy Statement with the SEC, in the case of each other Optionholder and RSU Holder, elect to reduce (but not below zero) the Option Cash Consideration (in the case of an Optionholder) or the Per Share Cash Consideration (in the case of an RSU Holder) that it would otherwise receive (and as a result receive a corresponding increase in the Buyer Common Stock that it receives pursuant to the Merger as calculated pursuant to Section 2.8(b) or 2.8(c), as applicable, equivalent to such reduced cash amount).

SECTION 2.9              Warrants. Pursuant to the terms of the Stock Purchase Agreement, all Warrant Holders shall exchange all of their Warrants for Common Stock at or prior to the Closing of the Stock Purchase Agreement.

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SECTION 2.10          Payments and Deliveries at Closing. At the Closing:

(a)             Buyer shall cause the Exchange Agent to pay and deliver to each Original Stockholder that has theretofore surrendered to the Exchange Agent a Letter of Transmittal, duly executed, together with a Certificate, if any, representing the shares of Common Stock held by such Stockholder immediately prior to the Effective Time and such other documents as may reasonably be required by the Company or the Exchange Agent, in respect of each share of Common Stock surrendered by such Letter of Transmittal or underlying such Certificate, the Per Share Cash Consideration (together with cash in lieu of any fractional shares), by wire transfer of immediately available funds to the account designated by such Stockholder in such Letter of Transmittal or by certified check if requested by such Stockholder in such Letter of Transmittal, and the Per Share Equity Consideration (less any fractional shares paid in cash);

(b)             Buyer shall cause the Exchange Agent to pay and deliver to Levy Newco and Levy Newco II, if Levy Newco and Levy Newco II have each theretofore surrendered to the Exchange Agent a Letter of Transmittal, duly executed, together with a Certificate, if any, representing the shares of Common Stock held by Levy Newco and Levy Newco II immediately prior to the Effective Time and such other documents as may reasonably be required by the Company or the Exchange Agent, in respect of each share of Common Stock surrendered by such Letter of Transmittal or underlying such Certificate, the Levy Merger Consideration (together with cash in lieu of any fractional shares, by wire transfer of immediately available funds to the account designated by each of Levy Newco and Levy Newco II in such Letter of Transmittal or by certified check if requested by either Levy Newco or Levy Newco II in such Letter of Transmittal);

(c)             Buyer shall pay and deliver to each Optionholder and RSU Holder, in respect of the shares of Common Stock underlying the Options and RSUs held by such Optionholder or RSU Holder, a Certificate representing the merger consideration payable to such Optionholder or RSU Holder in shares of Buyer Common Stock;

(d)            The Company shall deliver to Buyer written resignations, dated as of the Merger Closing Date, of each of the directors of the Company immediately prior to the Closing whom Buyer determined shall cease to serve as directors of the Company at the Effective Time;

(e)             The Company and Merger Sub shall execute the Certificate of Merger and the Certificate of Merger shall be submitted for immediate filing with the Secretary of State of the State of Delaware;

(f)              Buyer and GS Mezzanine Partners 2006 Institutional, L.P. shall enter into a management rights letter agreement in the form attached as Exhibit F hereto; and

(g)             Buyer shall, or cause the Surviving Corporation or one of its Subsidiaries to, pay the Transaction Expenses of Buyer, the Company and its Subsidiaries that remain unpaid as of the Closing, including any Approved Transaction Expenses that were not paid at the Stock Purchase Closing.

SECTION 2.11          Sample Calculation. A sample calculation of the Per Share Cash Consideration, the Per Share Equity Consideration and the Levy Merger Consideration is set forth on Schedule 2.11(a). A sample calculation of the aggregate number of shares of Buyer Common Stock issued and outstanding immediately following the Closing, assuming the exercise and settlement of all of the Options and RSUs and the exchange of all of the Warrants at the Stock Purchase Closing, is set forth on Schedule 2.11(b). A sample calculation of the sources and uses of all cash amounts to be paid at the Closing pursuant to this Agreement is set forth on Schedule 2.11(c).

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedules (the “Company Disclosure Schedules”) delivered to Buyer in connection with this Agreement, the Company hereby represents and warrants to Buyer that each statement contained in this Article III is true and correct as of the date hereof.

SECTION 3.1              Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly licensed or qualified to do business in each jurisdiction listed on Schedule 3.1 of the Company Disclosure Schedules and in each other jurisdiction in which it owns, leases or operates properties, or conducts business, so as to require such qualification, except where the lack of such license or qualification would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

SECTION 3.2              Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby or to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”). This Agreement has been, and each of the Company Documents has been or will be at or prior to the Closing, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each Company Document constitutes or when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”). The Stockholder Written Consent is the only vote or approval of the holders of any class or series of capital stock of the Company that is necessary to adopt this Agreement and to approve the Transactions. Other than the Stockholder Written Consent, there are no other votes of the holders of any class or series of the Company’s capital stock necessary with respect to the approval of the Merger and the Transactions.

SECTION 3.3              Title to Assets. Either the Company or one of its Subsidiaries owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by the Company and its Subsidiaries in the operation of their business and which are material to the Company and its Subsidiaries taken as a whole, free and clear of any Liens other than Permitted Exceptions.

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SECTION 3.4              Conflicts; Consents of Third Parties.

(a)             None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries; (ii) any Material Contract, Leased Real Property Lease, Company Specified Agreement, Licensed Intellectual Property Contract or material Permit to which the Company or any of its Subsidiaries is a party or by which any of the properties or assets of the Company or any of its Subsidiaries is bound; (iii) any Order applicable to the Company or any of its Subsidiaries or by which any of the properties or assets of the Company or any of its Subsidiaries is bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such items that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b)             No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the Company Documents or the consummation by the Company of the Transactions, except for (i) compliance with the applicable requirements of the HSR Act and any other applicable Antitrust Laws and (ii) such consents, waivers, approvals, authorizations, declarations or filings that are not material.

SECTION 3.5              Capitalization.

(a)             The record owners of all of the outstanding shares of Common Stock, Warrants, Options and RSUs are set forth on the Capitalization Schedule. Except for the securities listed on the Capitalization Schedule, there is no share of capital stock, Option, RSU or other equity interest of the Company outstanding or which, as of the Merger Closing Date, will be outstanding (other than (i) shares of Common Stock to be issued upon the exercise of outstanding Options or Warrants or the settlement of outstanding RSUs and (ii) shares of Common Stock to be issued to Levy Newco and Levy Newco II pursuant to the Stock Purchase Agreement).

(b)             All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound. All outstanding Warrants, Options and RSUs are duly authorized, validly issued and not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound.

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(c)             There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries.

(d)            Since December 31, 2013, the Company has not declared, set aside or made any payment or distribution of property (or cash) with respect to any security of the Company or its Subsidiaries or purchased, redeemed or otherwise acquired any securities of the Company or its Subsidiaries (including any warrants, options or other rights to acquire any securities) except for the redemption by Sagittarius in 2014 of certain senior subordinated notes of Sagittarius for a total amount of $62,470,166.67.

SECTION 3.6              Subsidiaries.

(a)             Schedule 3.6(a) sets forth a true and complete list of each of the Company’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation or organization. All outstanding shares of capital stock or other equity interests of each such Subsidiary are owned by the Company, directly or indirectly, free and clear of any Liens, other than restrictions under applicable securities Laws and Permitted Exceptions.

(b)             Each Subsidiary of the Company is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate, limited liability company or limited partnership power and authority and governmental authorizations to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts any business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

SECTION 3.7                 Financial Statements. The Company has delivered to Buyer copies of (i) the audited consolidated balance sheet (the “Balance Sheet”) of Sagittarius and its Subsidiaries as of December 31, 2013 and the related audited consolidated statements of operations, comprehensive income, changes in members’ equity, and cash flows of Sagittarius and its Subsidiaries for the fifty-two (52) weeks ended December 31, 2013, and (ii) the unaudited consolidated condensed balance sheet of Sagittarius and its Subsidiaries as of September 9, 2014 (the “Balance Sheet Date”) and the related unaudited consolidated condensed statements of income and cash flows of Sagittarius and its Subsidiaries for the nine (9) fiscal months ended September 9, 2014 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied except as described therein and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Sagittarius and its Subsidiaries as of the dates and for the periods indicated therein (in the case of the unaudited Financial Statements, subject to normal year-end audit adjustments and the absence of footnotes). The accountants of the Company and its Subsidiaries have not notified the Company or any of its Subsidiaries of any deficiencies in the design or operation of the internal controls of the Company or any of its Subsidiaries in connection with the audits of the Financial Statements.

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SECTION 3.8              No Undisclosed Liabilities. Except as set forth in the Financial Statements, neither the Company nor any of its Subsidiaries has any liabilities of any nature, other than (i) liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (ii) liabilities incurred in connection with the Stock Purchase Agreement and the Transactions, (iii) liabilities that have been discharged or paid in full prior to the date hereof in the Ordinary Course of Business, and (iv) any other liabilities that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

SECTION 3.9              Absence of Certain Developments. Except as contemplated by this Agreement or the Stock Purchase Agreement, since the Balance Sheet Date, (i) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business, and (ii) there has not been any event, condition or change that, individually or in the aggregate, constitutes (or would reasonably be expected to constitute) a Material Adverse Effect with respect to the Company. Since the Balance Sheet Date, the Company has not taken any action that would have been prohibited pursuant to Section 5.2(b) if this Agreement had been in effect on the Balance Sheet Date.

SECTION 3.10          Taxes. Except as set forth on Schedule 3.10 or as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company:

(a)             The Company and each of its Subsidiaries has timely filed all income and other Tax Returns required to be filed by it, all such Tax Returns are true, correct and complete in all respects, and all Taxes due and payable by the Company and each of its Subsidiaries (whether or not shown as due on a Tax Return) have been timely paid;

(b)             All Taxes that the Company or any of its Subsidiaries is obligated to collect or withhold from amounts owing to any employee, creditor or third party have been collected or withheld and all such amounts collected or withheld have been, or will be, timely remitted to the Taxing Authority to whom such payment is due;

(c)             No examination, claim, assessment, deficiency or other Proceeding is pending or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries;

(d)            No requests for waivers of the time to assess any Tax have been made that are still pending (other than extensions of time to file Tax Returns obtained in the ordinary course);

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(e)             Except for any group of which the Company or any of its Subsidiaries is or was the common parent, none of the Company or any of its Subsidiaries is or was a member of an Affiliated Group or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of law, as a transferee or successor, by contract, or otherwise;

(f)              No written claim has been made in the last three (3) years by a Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction;

(g)             There are no Liens for Taxes (other than Permitted Exceptions) upon any of the assets of the Company or any of its Subsidiaries;

(h)             Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude an item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Merger Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Merger Closing Date, (B) use of an improper method of accounting for a taxable period ending on or prior to the Merger Closing Date, (C) “closing agreement” as described in Section 7121 of the Code or any analogous or similar provision of law executed on or prior to the Merger Closing Date, (D) installment sale or open transaction disposition made on or prior to the Merger Closing Date or (E) election under Section 108(i) of the Code or any analogous or similar provision of law;

(i)               Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any analogous or similar provision of law;

(j)               In the last five (5) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution that was purported or intended to be governed in whole or in part by Section 355 of the Code; and

(k)             Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or, in connection with the Transactions, will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code and the Treasury Regulations thereunder. Neither the Company nor any of its Subsidiaries has any liability to “gross-up” any Person for excise taxes under Section 4999 of the Code.

SECTION 3.11          Real Property.

(a)             Schedule 3.11(a) sets forth a list of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”). Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property free and clear of all Liens, other than Permitted Exceptions.

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(b)             Schedule 3.11(b) sets forth (i) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as tenant or lessee (including as subtenant or sublessee), other than leases of real property related to a restaurant, and (ii) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as tenant or lessee (including as subtenant or sublessee) related to a restaurant that provide for annual payments by the Company or its Subsidiaries in excess of $50,000 (collectively, the “Leased Real Property”, which together with the Owned Real Property is referred to as the “Business Property”) (collectively, the “Leased Real Property Leases”). Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, the Leased Real Property Leases, and all other leases of real property by the Company or its Subsidiaries as tenant or lessee (including as subtenant or sublessee) related to a restaurant, are in full force and effect and binding and enforceable in accordance with their respective terms, subject to proper authorization and execution of such lease by the other party thereto and the Bankruptcy and Equity Exception. The Company or one of its Subsidiaries now has, and on the Merger Closing Date shall have, peaceful and undisturbed possession under all of the Leased Real Property Leases. There is not, under any Leased Real Property Lease, any existing default, event of default or event which with notice or lapse of time or both would constitute a default by the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Schedule 3.11(b) sets forth a list of all leases accounted for by the Company or its Subsidiaries as a capital lease. Complete and correct copies of all Leased Real Property Leases listed in the Company Disclosure Schedules, together with all modifications and amendments thereto, have been delivered to Buyer.

(c)             Schedule 3.11(c) sets forth (i) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as landlord or lessor (including as sublandlord or sublessor), other than leases related to a restaurant, and (ii) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as landlord or lessor (including as sublandlord or sublessor) related to a restaurant that provide for annual payments to the Company or its Subsidiaries in excess of $50,000 (collectively, the “Company Leased Real Property Leases”). Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, the Company Leased Real Property Leases, and all other leases of real property by the Company or its Subsidiaries landlord or lessor (including as sublandlord or sublessor) related to a restaurant, are in full force and effect and binding and enforceable in accordance with their respective terms, subject to proper authorization and execution of such lease by the other party and the Bankruptcy and Equity Exception. There is not, under any Company Leased Real Property Lease, any existing default, event of default or event which with notice or lapse of time or both would constitute a default by the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Complete and correct copies of all Company Leased Real Property Leases listed in the Company Disclosure Schedules, together with all modifications and amendments thereto, have been delivered to Buyer.

(d)            The Company is not a party to any agreement or option to purchase any real property or interest therein.

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SECTION 3.12          Intellectual Property.

(a)             Schedule 3.12(a) sets forth a list of all (i) patents and patent applications and trademark, service mark and copyright registrations and applications for registration, in each case, that are owned by the Company or any of its Subsidiaries and material to their business as currently conducted (collectively, “Company Intellectual Property”) and (ii) licenses of Intellectual Property (other than licenses concerning commercially available off-the-shelf software) granted by third parties to the Company or any of its Subsidiaries that are material to the business (“Licensed Intellectual Property”).

(b)             Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, the Company or one of its Subsidiaries: (i) is the sole owner of all right, title and interest in and to each item of Company Intellectual Property listed in Schedule 3.12(a) free and clear of all Liens, other than Permitted Exceptions, and (ii) to the Knowledge of the Company, is entitled to use each item of Licensed Intellectual Property in the operation of its business as currently conducted in all material respects.

(c)             Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, (i) the Company Intellectual Property and operation of the Company’s business (or any products thereof or materially used therein) do not infringe, conflict with, misappropriate, or otherwise violate any rights of any Person in or to any Intellectual Property; (ii) no Proceeding is currently pending or, to the Knowledge of the Company, threatened in writing by any Person that the current use by the Company or any of its Subsidiaries of the Company Intellectual Property or the operation of the Company’s business (or any products thereof or materially used therein) infringes the Intellectual Property of a third party; and (iii) no Proceeding is currently pending or, to the Knowledge of the Company, threatened in writing against any third party involving an infringement or misappropriation by such third party of any Company Intellectual Property and, to the Knowledge of the Company, no third party is engaging in any activity that infringes or misappropriates Company Intellectual Property.

(d)            To the Knowledge of the Company, the Company Intellectual Property and the Licensed Intellectual Property is all of the material Intellectual Property used in or necessary for the operation of the Company’s business.

(e)             The Company has taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property.

SECTION 3.13          Material Contracts.

(a)             Schedule 3.13(a) sets forth a list of the following Contracts (excluding any Contract covered by Section 3.11, 3.12, 3.14, 3.15 or 3.22) (each a “Material Contract” and, collectively, the “Material Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of them is bound and which:

(i)                 involve payments of more than $750,000 per year and relate to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company or any of its Subsidiaries, other than Permitted Exceptions;

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(ii)               relate to joint ventures;

(iii)             provide for severance, retention, change of control or other similar payments to employees involving payments in excess of $75,000;

(iv)             impose any restrictions upon the ability of the Company and its Subsidiaries to freely engage in their businesses anywhere in the world;

(v)               constitute a guaranty of any obligation of any Person (other than the Company or any of its Subsidiaries);

(vi)             relate to the supply, manufacturing, distribution, marketing, advertising or promotion of products or services involving in any such case payments by the Company or any of its Subsidiaries of more than $500,000 per year (other than purchases made pursuant to purchase orders in the Ordinary Course of Business);

(vii)           relate to the supply of products or services by the Company or its Subsidiaries involving in any such case payments to the Company or any of its Subsidiaries of more than $500,000 per year;

(viii)         relate to the pending acquisition or sale of a business;

(ix)             constitute an employment agreement, option agreement or restricted stock unit agreement;

(x)               constitute a consulting agreement providing for payments thereunder in excess of $100,000 in the aggregate that have not yet been paid;

(xi)             constitute a Contract under which a Person (other than the Company or any of its Subsidiaries) is advanced or loaned an amount exceeding $50,000; or

(xii)           other than this Agreement or any Preliminary Contract, constitute a Contract that is otherwise material to the Company or its operations taken as a whole.

(b)             Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, each of the Material Contracts is, and immediately after the Closing shall continue to be, legal, valid, binding and enforceable against the Company or one of its Subsidiaries, as the case may be, and to the Knowledge of the Company, the other parties thereto, in accordance with its terms subject to proper authorization and execution of such Material Contract by the other party thereto and the Bankruptcy and Equity Exception. Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, (i) no party has repudiated any material provision of any Material Contract, (ii) neither the Company nor any of its Subsidiaries is in default under, in breach of, or in receipt of any claim of default or breach under, any Material Contract, (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by the Company or any of its Subsidiaries under any Material Contract, and, to the Knowledge of the Company, there is no existing or threatened material breach or cancellation by the other parties to any Material Contract, and (iv) neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with or without notice or lapse of time, or both, would constitute a default by the Company and its Subsidiaries under any Material Contract. None of the rights of the Company under any of such Material Contracts will be subject to termination or modification (nor will the Company be required to make any payment or incur any other liability or obligation) as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

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(c)             The Company provided Buyer with a true, complete and correct copy of each written Material Contract, together with all material amendments, waivers or other changes thereto.

SECTION 3.14          Employee Benefits Plans.

(a)             Schedule 3.14(a) sets forth a list of each material Company Benefit Plan or Company Employee Agreement. The Company has made available to Buyer true, correct and complete copies of (i) each Company Benefit Plan or Company Employee Agreement (or, in the case of any such Company Benefit Plan or Company Employee Agreement that is unwritten, a description thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan, and (v) each material correspondence with any Governmental Body with respect to any Company Benefit Plan in the last two (2) years. The Company Benefit Plans and Company Employee Agreements are all in compliance with their terms and the applicable provisions of ERISA, the Code and all other applicable Laws, except for any noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b)             All Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) and that are intended to be tax qualified under Section 401(a) of the Code that are sponsored or maintained by the Company or any of its Subsidiaries (each, a “Company Pension Plan”) are so qualified. No event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan. The Company has made available to Buyer a complete copy of the most recent determination letter received with respect to each Company Pension Plan.

(c)             Except as set forth on Schedule 3.14(c), none of the Company Benefit Plans or Company Employee Agreements nor any other obligation of the Company provides retiree medical or other retiree welfare benefits to any Person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(d)            All material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made in accordance with the terms of the Company Benefit Plans have been timely made.

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(e)             No Company Benefit Plan is and none of the Company or any of its Subsidiaries or any entity treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code contributes to (i) an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries or ERISA Affiliates (as defined in ERISA) has incurred or is reasonably likely to incur any material liability under Title IV of ERISA that has not been satisfied in full.

(f)              All material contributions (including all employer contributions and employee salary reduction contributions), premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates, or, to the extent not yet due, have been adequately accrued on the Financial Statements.

(g)             Neither the Company nor any of its Subsidiaries has any obligations to provide health, accident, disability, life insurance or death benefits with respect to any current and former employees, consultants or directors or any retirees of the Company or any of its Subsidiaries, or the spouses, dependents or beneficiaries of any of the foregoing, beyond the termination of employment or service of any such employee, consultant, director or retiree, whether under a Company Benefit Plan or otherwise, other than as required under Section 4980B of the Code or other applicable law.

(h)             No Company Benefit Plan, and none of the Company, any of its Subsidiaries nor any Company Benefit Plan fiduciary with respect to any Company Benefit Plan, in any case, is currently the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Body, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(i)               The Company, its Subsidiaries and each of their respective ERISA Affiliates (as defined in ERISA) are in compliance in all material respects with all applicable Laws relating to the provision of employee benefits.

(j)               Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions herein, will result in any payment (including any bonus or severance payment) by the Company or any Subsidiaries to any Employee, or materially increase the benefits payable by the Company or any Subsidiary under any Company Benefit Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

SECTION 3.15          Labor.

(a)             Neither the Company nor any of its Subsidiaries is a party to any unexpired labor or collective bargaining agreement.

(b)             Neither the Company nor any of its Subsidiaries is a party or subject to any pending or, to the Knowledge of the Company, threatened material labor strike, organized work stoppage, slowdown, lock out, unfair labor practice charge or similar labor activity or dispute affecting the Company or any of its Subsidiaries.

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(c)             Neither the Company nor any Subsidiary thereof is a “joint employer” with any Company Franchisee or other entity.

SECTION 3.16          Litigation. There are no (a) investigations by a Governmental Body pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (b) Proceedings pending against the Company or any of its Subsidiaries, (c) to the Knowledge of the Company, Proceedings pending or threatened against any Company Franchisee for which the Company could have any liability, or (d) to the Knowledge of the Company, Proceedings threatened against the Company or any of its Subsidiaries, in each case, which would, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries is a party or subject to any material Order.

SECTION 3.17          Compliance with Laws; Permits.

(a)             The Company and its Subsidiaries have at all times during the past three (3) years been and are in compliance in all material respects with all Laws of any Governmental Body applicable to their respective businesses or operations. The current use by the Company of the restaurants and other facilities located on the Business Property does not violate any local zoning or similar land use or government regulations, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries has received any written notice of a violation of any Laws by the Company or any such Subsidiary, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b)             The Company and its Subsidiaries currently each have in its name all Permits required for the operation of their respective businesses as presently conducted, except where the absence of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Each of the Company and its Subsidiaries is in compliance with the terms of the Permits to which it is a party, except for failures to comply or violations that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. During the past three (3) years, neither the Company nor its Subsidiaries have received notice of any proceedings relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had and would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(c)             Since January 1, 2014, (i) there have been no recalls of any food or beverage product of the Company or any of its Subsidiaries, whether ordered by a Governmental Body or undertaken voluntarily by the Company or any of its Subsidiaries, and (ii) none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

SECTION 3.18          Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in material liabilities to the Company, (i) the Company and each of its Subsidiaries is and for the previous three (3) years has been in material compliance with all applicable Environmental Laws; (ii) the Company and each of its Subsidiaries has obtained and for the previous three (3) years has materially complied with, and is currently in compliance with, in all material respects, all Environmental Permits, and to the Knowledge of the Company there is no action pending or threatened to revoke, cancel, terminate, materially modify or otherwise materially limit any Environmental Permit; (iii) neither the Company nor any of its Subsidiaries is a party to any pending or, to the Knowledge of the Company, threatened Proceeding alleging non-compliance by the Company or its Subsidiaries with, or that the Company or its Subsidiaries have a liability under, Environmental Laws and Environmental Permits; (iv) to the Knowledge of the Company, no Owned Real Property or any real property leased by the Company or any of its Subsidiaries contains any underground storage tanks currently, nor, to the Knowledge of the Company, has contained any underground storage tanks in the past, in each case for which the Company or its Subsidiaries would reasonably be expected to incur any material liability; (v) there have been no Releases of Hazardous Materials at, on or under the Owned Real Property or, to the Knowledge of the Company, any other properties currently or formerly owned, operated or leased by the Company either in material violation of Environmental Laws or in concentrations or quantities that could give rise to any material liability under any Environmental Law; and (vi) the Company and its Subsidiaries have provided or made available to Buyer all material reports, assessments, audits, citations, notices, surveys, studies and investigations in the possession, custody or control of the Company or its Subsidiaries concerning compliance by the Companies or its Subsidiaries with or liability or obligation of the Company or its Subsidiaries under Environmental Law. Section 3.7, Section 3.8, Section 3.9, Section 3.13 and this Section 3.18 constitute the sole and exclusive representations of the Company with respect to matters arising under Environmental Law.

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SECTION 3.19          Insurance. The material insurance policies maintained by the Company or any of its Subsidiaries with respect to the Company and its Subsidiaries and their respective assets and properties are set forth on Schedule 3.19. Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, all such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet but may be required to be paid with respect to any period ending prior to the Merger Closing Date) and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

SECTION 3.20          Transactions with Affiliates. Except for Contracts contemplated by this Agreement, no Contract between the Company or any of its Subsidiaries, on the one hand, and any of the Stockholders or the Warrant Holders, on the other hand, will continue in effect subsequent to the Closing.

SECTION 3.21          No Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from the Company in respect thereof. Except as set forth on Schedule 1.1(a), none of the Stockholders nor any of their Affiliates is entitled to receive any fee, commission or like payment from the Company or any of its Subsidiaries in connection with any of the Transactions.

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SECTION 3.22          Franchise Matters.

(a)             Schedule 3.22(a) sets forth a list of all (i) development agreements in which the Company or any of its Subsidiaries has granted exclusive rights to develop or operate “Del Taco” restaurants, or license others to develop or operate “Del Taco” restaurants, within specific geographic areas or at specific locations, and (ii) franchise agreements (collectively, the “Company Specified Agreements”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties is bound and that grant or purport to grant to any Person the right to develop or operate “Del Taco” restaurants, or license others to develop or operate “Del Taco” restaurants, within specific geographic areas or at specific locations (each, a “Company Franchise”).

(b)             Schedule 3.22(b) sets forth a list of the top ten (10) Company Franchisees based upon the total royalties paid by each such Company Franchisee to the Company or any of its Subsidiaries during the 2013 fiscal year and during the first nine (9) fiscal months of 2014.

(c)             Each of the Company Specified Agreements is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, (i) neither the Company nor any of its Subsidiaries is in default under, in breach of, or in receipt of any claim of default or breach under, any Company Specified Agreement, (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by the Company or any of its Subsidiaries under any Company Specified Agreement, and, to the Knowledge of the Company, there is no existing or threatened material breach or cancellation by the other parties to any Company Specified Agreement, and (iii) neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with or without notice or lapse of time, or both, would constitute a default by the Company and its Subsidiaries under any Company Specified Agreement. None of the rights of the Company under any Company Specified Agreement will be subject to termination or modification (nor will the Company be required to make any payment or incur any other liability or obligation) as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. The Company has provided Buyer with a complete and correct copy of each Company Specified Agreement.

(d)            Schedule 3.22(d) sets forth a list of all Company FDDs that the Company or any of its Subsidiaries have used to offer or sell Company Franchises within the United States at any time since January 1, 2014. The Company has made available to Buyer true and complete copies of each such Company FDD.

(e)             Neither the Company nor any of its Subsidiaries is subject to any Order that would prohibit or restrict the offer or sale of Company Franchises in any jurisdiction within the United States.

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(f)              To the Knowledge of the Company, all funds administered by or paid to the Company or any of its Subsidiaries by or on behalf of one or more Company Franchises at any time since January 1, 2014, including funds that Company Franchises contributed for advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Company Franchises’ purchases from those suppliers and third parties, have been administered and spent in accordance in all material respects with the applicable franchise agreements, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

SECTION 3.23          Suppliers. Schedule 3.23 sets forth a list of the five (5) largest food and paper suppliers or vendors (“Suppliers”) to the Company and its Subsidiaries (based on purchases during the 2013 fiscal year and the first nine (9) fiscal months of 2014). To the Knowledge of the Company, no Supplier has adversely changed the terms of, canceled or otherwise terminated, or threatened to adversely change the terms of, cancel or otherwise terminate, its relationship with the Company or any Subsidiary of the Company, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

SECTION 3.24          Information Supplied. None of the information supplied or to be supplied by the Company relating to the Company, the Original Stockholders or the Warrant Holders expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Buyer’s stockholders or at the time of the Buyer Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that is included in the Proxy Statement). Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (i) statements made or incorporated by reference therein based on information supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any filings made by Buyer or Merger Sub with the SEC or (ii) any projections or forecasts included in the Proxy Statement.

SECTION 3.25          No Other Representations or Warranties; Disclosure Schedules. Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedules hereto) or in the Letters of Transmittal, neither the Company nor any other Person, including any Original Stockholder or Warrant Holder, makes any other express or implied representation or warranty with respect to the Company, its Subsidiaries or the Transactions. Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedules hereto), the Company hereby disclaims all liability and responsibility for any other representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer or any of its Affiliates or representatives by any director, officer, employee, agent, consultant or representative of the Company or any of its Affiliates), and the Company will not have or be subject to any liability or obligation to Buyer or any other Person resulting from the distribution to Buyer of, or any such party’s use of or reliance upon, any such information.

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SECTION 3.26          Liability of Buyer and its Affiliates. Without limiting the generality of Section 4.27, the Company acknowledges and agrees that (a) except with respect to the representations and warranties contained in Article IV, Buyer and Merger Sub are not making any representations or warranties in connection with the Transactions, and (b) except with respect to the representations and warranties contained in Article IV, Buyer and Merger Sub shall not have any liability, and the Company, the Stockholders or their Affiliates shall not have any recovery against Buyer or Merger Sub hereunder, in connection with any breach or alleged breach of any representation, warranty or covenant made by Levy Newco or Levy Newco II in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure schedules (the “Buyer Disclosure Schedules”) delivered to the Company in connection with this Agreement, Buyer hereby represents and warrants to the Company that each statement contained in this Article IV is true and correct as of the date hereof.

SECTION 4.1              Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and carry on its business as now being conducted.

SECTION 4.2              Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby or to be executed by Buyer in connection with the consummation of the Transactions (the “Buyer Documents”). This Agreement has been, and each Buyer Document has been or will be at or prior to the Closing, duly and validly executed and delivered by Buyer, and this Agreement constitutes, and each Buyer Document constitutes or when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception. Merger Sub has all requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements contemplated hereby or to be executed by Merger Sub in connection with the consummation of the Transactions (the “Merger Sub Documents”). This Agreement has been, and each Merger Sub Document has been or will be at or prior to the Closing, duly and validly executed and delivered by Merger Sub, and this Agreement constitutes, and each Merger Sub Document constitutes or when so executed and delivered will constitute, the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.3              Title to Assets. Subject to the restrictions on use of the Trust Account described in the Prospectus, either Buyer or Merger Sub owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Buyer and Merger Sub in the operation of their business and which are material to Buyer and Merger Sub taken as a whole, free and clear of any Liens other than Permitted Exceptions.

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SECTION 4.4              Conflicts; Consents of Third Parties.

(a)             Neither of the execution and delivery by Buyer or Merger Sub of this Agreement or the Buyer Documents or the Merger Sub Documents or the consummation of the Transactions, nor compliance by Buyer or Merger Sub with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws of Buyer or the certificate of formation or limited liability company agreement of Merger Sub; (ii) any Contract or Permit to which Buyer or Merger Sub is a party or by which any of the properties or assets of Buyer or Merger Sub is bound; (iii) any Order applicable to Buyer or Merger Sub or by which any of the properties or assets of Buyer or Merger Sub is bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such items that would not, individually or in the aggregate, have an adverse effect on the ability of Buyer or Merger Sub to consummate the Transactions or a Material Adverse Effect with respect to Buyer.

(b)             No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Buyer or Merger Sub in connection with the execution and delivery of this Agreement or the Buyer Documents or the Merger Sub Documents or the consummation by Buyer or Merger Sub of the Transactions, except for compliance with the applicable requirements of the HSR Act and any other applicable Antitrust Laws, filings with the Federal Securities and Exchange Commission as set forth in Section 5.9 and approvals for listing shares of Buyer Common Stock on the Nasdaq Capital Market.

SECTION 4.5              Capitalization.

(a)             The authorized capital stock of Buyer consists of (i) 400,000,000 shares of Buyer Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. The issued and outstanding shares of Buyer’s capital stock consist of (A) 18,750,000 shares of Buyer Common Stock and (B) no shares of preferred stock. Buyer owns all of the issued and outstanding limited liability company interests of Merger Sub.

(b)             All outstanding shares of Buyer Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of Buyer or any Contract to which Buyer is a party or otherwise bound. All outstanding warrants of Buyer have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable federal and state securities laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of Buyer or any Contract to which Buyer is a party or otherwise bound.

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(c)             Other than (i) the warrants of Buyer set forth in Schedule 4.5, and (ii) the Common Stock Purchase Agreements, dated as of the date hereof, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Buyer or Merger Sub is a party or by which any of them is bound obligating Buyer or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Buyer or Merger Sub.

(d)            Each holder of any of the shares of Buyer Common Stock initially issued to Buyer Sponsor in connection with Buyer’s initial public offering (i) is obligated to vote all of such shares of Buyer Common Stock in favor of adopting this Agreement and approving the Merger and (ii) is not entitled to elect to redeem any of such shares of Buyer Common Stock pursuant to Buyer’s certificate of incorporation, as amended.

SECTION 4.6              Subsidiaries. Except for Merger Sub, Buyer does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other Person.

SECTION 4.7              No Undisclosed Liabilities.

(a)             The accountants of Buyer and its Subsidiaries have not notified Buyer or any of its Subsidiaries of any deficiencies in the design or operation of the internal controls of Buyer or any of its Subsidiaries in connection with the audits of the financial statements of Buyer and its Subsidiaries.

(b)             None of Buyer’s Subsidiaries have ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c)             Buyer and its Subsidiaries do not now conduct and have never conducted any business or operations and have not engaged in any other material transaction other than valuation and pursuit of transactions such as the Merger and any related transactions.

(d)            Neither Buyer nor any of its Subsidiaries has any liabilities of any nature, other than (i) liabilities incurred in connection with the Transactions and (ii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a material impact on Buyer.

SECTION 4.8              Absence of Certain Developments. Since the date of Buyer’s incorporation, (i) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, (ii) there has not been any event, condition or change that, individually or in the aggregate, has had (or would reasonably be expected to have) a material impact on Buyer and (iii) there has not been any circumstance, action or activity which, if taken after the date hereof, would be a violation of Section 5.2(c).

SECTION 4.9              Taxes. No election has been made to treat Merger Sub as an association taxable as a corporation for U.S. federal income Tax purposes.

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SECTION 4.10          Material Contracts. Except as set forth on Schedule 4.10, none of Buyer or any of its Subsidiaries is party to any Contract (a) that is required to be included or incorporated by reference as an exhibit to Buyer’s Annual Report on Form 10-K for the year ended December 31, 2014, or (b) except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, that would after the Effective Time be binding upon the Company or any of its Subsidiaries.

SECTION 4.11          Employee Benefits Plans. Except as set forth on Schedule 4.11, Buyer does not maintain or have any liability under any Plan, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Buyer or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

SECTION 4.12          Litigation. There are no Proceedings pending or, to the knowledge of Buyer or Merger Sub, threatened that are reasonably likely to prohibit or restrain the ability of Buyer or Merger Sub to enter into this Agreement or consummate the Transactions.

SECTION 4.13          Compliance with Laws; Permits.

(a)             Buyer and its Subsidiaries have at all times since Buyer’s and each such Subsidiary’s incorporation or organization been and are in compliance in all material respects with all Laws of any Governmental Body applicable to their respective businesses or operations, except as would not reasonably be expected, individually or in the aggregate, to result in material liabilities to Buyer. Neither Buyer nor any of its Subsidiaries has received any written notice of a violation of any Laws by Buyer or any such Subsidiary, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.

(b)             Buyer and its Subsidiaries currently each have in its name all Permits required for the operation of their respective businesses as presently conducted, except where the absence of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer. Each of Buyer and its Subsidiaries is in compliance with the terms of the Permits to which it is a party, except for failures to comply or violations that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer. Since Buyer’s and each such Subsidiary’s incorporation or organization, neither Buyer nor its Subsidiaries have received notice of any proceedings relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had and would reasonably be expected to have a Material Adverse Effect with respect to Buyer.

SECTION 4.14          Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in material liabilities to Buyer, (a) to the knowledge of Buyer, no real property owned or leased by Buyer or Merger Sub contains any underground storage tanks currently, nor, to the knowledge of Buyer, has contained any underground storage tanks in the past, in each case for which Buyer or Merger Sub would reasonably be expected to incur any material liability, and (b) there have been no Releases of Hazardous Materials at, on or under, to the knowledge of Buyer, any properties currently or formerly owned, operated or leased by Buyer or Merger Sub either in material violation of Environmental Laws or in concentrations or quantities that could give rise to any material liability under any Environmental Law.

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SECTION 4.15          Insurance. Except for directors’ and officers’ liability insurance, neither Buyer nor Merger Sub maintains any insurance policies.

SECTION 4.16          Transactions with Affiliates. No Contract between Buyer or any of its Subsidiaries, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Buyer or any of its Subsidiaries or a member of his or her immediate family, on the other hand, will continue in effect subsequent to the Closing.

SECTION 4.17          No Brokers. Except for Approved Transaction Expenses, none of Buyer or any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the other documents contemplated hereby or the Transactions. Neither Buyer nor any of its Affiliates, including Buyer Sponsor, Levy Newco and Levy Newco II, is entitled to receive any fee, commission or like payment from Buyer or any of its Subsidiaries in connection with any of the Transactions.

SECTION 4.18          Solvency. Neither Buyer nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

SECTION 4.19          Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Buyer and Merger Sub each acknowledges that none of the Company, any Original Stockholder or any Warrant Holder is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III (in each case, as modified by the Company Disclosure Schedules hereto as supplemented or amended in accordance with the terms hereof) or given in the Letters of Transmittal. Buyer and Merger Sub each further acknowledges that none of the Company, any Original Stockholder or any Warrant Holder has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, or the Transactions, not expressly set forth in this Agreement, in the Stock Purchase Agreement or in the Letters of Transmittal, and none of the Company, any Original Stockholder or any Warrant Holder will have or be subject to any liability to Buyer or Merger Sub resulting from the distribution to Buyer, Merger Sub or representatives of, or Buyer’s, Merger Sub’s or any such other Person’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or any of its Subsidiaries or other publications or data room information provided to Buyer, Merger Sub or any of their respective Affiliates or representatives, or any other document or information in any form provided to Buyer, Merger Sub or any of their respective Affiliates or representatives in connection with the sale of the Company and its Subsidiaries and the Transactions. Buyer and its Affiliates are knowledgeable about the industry in which the Company operates and the Laws applicable to the Company’s business and operations, and are experienced in the acquisition and management of businesses. Buyer and its Affiliates have been afforded reasonable access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation of the Company and its Subsidiaries.

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SECTION 4.20          Filings with SEC and Financial Statements.

(a)             Buyer has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Buyer with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed with the SEC subsequent to the date hereof through the Merger Closing Date (the “Buyer SEC Reports”). All such documents, any material correspondence from or to the SEC or the Nasdaq Stock Market, Inc. and all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), with respect to any of the foregoing have been or will be delivered to the Company in the form filed with the SEC or are available on the SEC’s Electronic Data-Gathering, Analysis, and Retrieval system (EDGAR). As of their respective dates or, if amended, as of the date of the last such amendment, each of the Buyer SEC Reports has complied or will through the Merger Closing Date comply with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations thereunder, in all material respects and none of such documents, as of their respective dates, contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)             The financial statements and notes contained or incorporated or to be contained or incorporated by reference in the Buyer SEC Reports fairly present or will fairly present, as the case may be, in all material respects, the financial condition and the results of operations, changes in stockholders' equity, and cash flows of Buyer and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP (except as otherwise noted therein) and (ii) the Exchange Act, Regulation S-X or Regulation S-K, or the published general rules and regulations of the SEC, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by the Exchange Act, Regulation S-X or Regulation S-K, as applicable. Buyer has no off-balance sheet arrangements that are not disclosed in the Buyer SEC Reports. No financial statements other than those of Buyer and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Buyer.

SECTION 4.21          Information Supplied. None of the information supplied or to be supplied by Buyer and Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will at the date of mailing of the definitive Proxy Statement (and any amendment or supplement thereto), or at the time of the Buyer Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Buyer or Merger Sub that is included in the Proxy Statement). The definitive Proxy Statement (and any amendment or supplement thereto) will, as of the mailing date and as of the date of the Buyer Stockholder Meeting, comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Buyer makes no representation, warranty or covenant with respect to any information supplied by the Company, the Original Stockholders or the Warrant Holders for inclusion which is contained in the Proxy Statement or any filings made by Buyer with the SEC.

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SECTION 4.22          Board Approval. The Board of Directors of Buyer (including any required committee or subgroup of the Board of Directors of Buyer) has, as of the date of this Agreement, (i) declared the advisability of the Merger and approved this Agreement and the Transactions, and (ii) determined that the Merger is in the best interest of the stockholders of Buyer. The only vote of the holders of any class or series of capital stock of Buyer necessary to approve this Agreement, the Merger and the other transactions contemplated hereby is the approval of Buyer’s stockholders.

SECTION 4.23          Investment Company Act. Buyer is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

SECTION 4.24          Trust Account. Buyer has (and will have immediately prior to the Effective Time) at least $149,998,500.77 in the Trust Account, such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company pursuant to the Investment Management Trust Agreement, dated as of November 13, 2013, between Buyer and Continental Stock Transfer & Trust Company, as trustee, (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Buyer SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than stockholders of Buyer holding shares of Buyer Common Stock sold in Buyer’s initial public offering who shall have elected to redeem their shares of Buyer Common Stock pursuant to Buyer’s certificate of incorporation, as amended) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and franchise taxes from any interest income earned in the Trust Account and (y) to redeem shares of Buyer Common Stock in accordance with the provisions of Buyer’s certificate of incorporation, as amended, as described in the Buyer SEC Reports (the “Permitted Releases”). At the Closing, all of the funds remaining in the Trust Account after accounting for the Permitted Releases may and shall be released and used to make the payments contemplated by Sections 2.7, 2.8 and 2.10.

SECTION 4.25          Listing. Buyer Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed for trading on the Nasdaq Capital Market. There is no Proceeding pending or, to the knowledge of Buyer or Merger Sub, threatened against Buyer by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Buyer Common Stock or prohibit or terminate the listing of Buyer Common Stock on the Nasdaq Capital Market. Buyer has taken no action that is designed to terminate the registration of Buyer Common Stock under the Exchange Act.

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SECTION 4.26          Fairness Opinion. Buyer has received an opinion from William Blair & Company, L.L.C. addressed to the Board of Directors of Buyer that the consideration to be paid by Buyer for the Company is fair, from a financial point of view, to Buyer (the “Fairness Opinion”). Buyer has obtained the authorization of William Blair & Company, L.L.C. to include a copy of the Fairness Opinion in the Proxy Statement.

SECTION 4.27          No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV and in any certificate or agreement delivered pursuant hereto, neither of Buyer or Merger Sub nor any other Person on behalf of Buyer or Merger Sub or any of their respective Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to Buyer or Merger Sub or with respect to any other information provided to the Company, and each of Buyer and Merger Sub disclaims any such representation or warranty. Except for the specific representations and warranties contained in this Article IV (as modified by the Buyer Disclosure Schedules) and in any certificate or agreement delivered pursuant hereto, each of Buyer and Merger Sub hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any director, officer, employee, agent, consultant, or representative of Buyer or Merger Sub, or any of their respective Affiliates), and none of Buyer or Merger Sub will have or be subject to any liability or obligation to the Company or any other Person resulting from the distribution to the Company of, or any such party’s use of or reliance upon, any such information.

ARTICLE V

COVENANTS

SECTION 5.1              Access to Information. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, prior to the Merger Closing Date, upon reasonable notice to the Company, Buyer shall be entitled, through its officers, employees and representatives and agents, to make such investigation of the personnel, properties, businesses and operations of the Company and its Subsidiaries and such examination of the books and records of the Company and its Subsidiaries as each reasonably requests (provided that they shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries) and, at Buyer’s cost and expense, to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Buyer and its representatives shall cooperate with the Company and its representatives and shall use their reasonable best efforts to minimize any disruption to the business in connection with such investigation and examination. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of a representative of the Company (who shall be identified in writing to Buyer as the representative contemplated by this Section 5.1), (i) Buyer and Merger Sub shall not contact any suppliers to, or franchisees, customers or employees of, the Company or any of its Subsidiaries about the Transactions or any matter relating to the Transactions and (ii) Buyer and Merger Sub shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries. Buyer and Merger Sub shall and shall cause Buyer’s and Merger Sub’s Affiliates and representatives to keep confidential any non-public information received from the Company, its Affiliates or its representatives, directly or indirectly, pursuant to this Section 5.1 in accordance with the Confidentiality Agreement.

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SECTION 5.2              Conduct of the Business Pending the Closing.

(a)             Prior to the Closing, except (w) as set forth on Schedule 5.2(a), (x) as required by applicable Law, (y) as otherwise contemplated by this Agreement or, in the case of the Company, the Stock Purchase Agreement or the Company Stockholders Agreement or, in the case of Buyer, the Common Stock Purchase Agreements, or (z) with the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), each of Buyer and the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the Ordinary Course of Business, or in the ordinary course of business consistent with past practice in Buyer’s case; (ii) use commercially reasonable efforts to preserve substantially intact its corporate existence and business organization; (iii) use commercially reasonable efforts to preserve the goodwill and present business relationships (contractual or otherwise) with material franchisees, suppliers, licensors, distributors and others having material business relationships with it; and (iv) use commercially reasonable efforts to keep available the services of its current officers and employees.

(b)             Without limiting the generality of the foregoing Section 5.2(a), except (w) as set forth on Schedule 5.2(b), (x) as required by applicable Law, (y) as otherwise contemplated by this Agreement, the Stock Purchase Agreement or the Company Stockholders Agreement or (z) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)                 authorize or reserve for issuance, issue or sell any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity securities;

(ii)               authorize or reserve for issuance, issue or sell any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity securities;

(iii)             effect any recapitalization, reclassification, stock dividend, stock split or like change in the capitalization of the Company or any of its Subsidiaries;

(iv)             declare, set aside or make any payment or distribution of property (or cash) with respect to any security of the Company or its Subsidiaries or purchase, redeem or otherwise acquire any securities of the Company or its Subsidiaries (including any warrants, options or other rights to acquire any securities);

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(v)               amend in any material respect the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries, except (A) to increase the number of authorized shares of capital stock of the Company so to permit the Levy Subscription and (B) to effect the intent of the last sentence of Section 7.1(a) of the Company Stockholders Agreement;

(vi)             subject to any Lien any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries, except (A) in the Ordinary Course of Business or (B) for Permitted Exceptions;

(vii)           become legally committed to make any capital expenditures, except for (A) capital expenditures pursuant to projects for which work has already been commenced or committed and is contemplated in the capital expenditure budget provided to Buyer or (B) capital expenditures related to any Emergency or Force Majeure;

(viii)         enter into any merger or consolidation with any Person, or acquire the securities or a substantial portion of the assets of any Person;

(ix)             incur or assume any Indebtedness in excess of $750,000 or guarantee any such Indebtedness, other than in the Ordinary Course of Business or pursuant to the Credit Agreement;

(x)               loan or advance any funds to any Person such that the amount of principal of loan advances owed by such Person shall be in excess of $50,000;

(xi)             sell, assign, license, transfer, convey or lease or otherwise dispose of any material properties or assets of the Company or any of its Subsidiaries except in the Ordinary Course of Business;

(xii)           make or rescind any material election relating to Taxes, settle or compromise any material Proceeding relating to Taxes, or, except as required by applicable Law, make any material change to any of its methods of Tax accounting;

(xiii)         make any material change to the terms of the Company’s or any of its Subsidiaries’ policies or procedures with respect to its relationships with any Company Franchisees, including (A) any material change to the terms of policies relating to franchisee rent, royalty, or advertising funds, or (B) any material modification to any existing program or plan providing any franchisee incentives or franchisee economic assistance;

(xiv)         discharge or satisfy any material Lien or pay any material obligation or liability, other than in the Ordinary Course of Business;

(xv)           delay, postpone or cancel the payment of accounts payable, the purchase of inventory, or the replacement of inoperable, worn-out or obsolete assets with assets of comparable quality, in each case in any material respect other than in the Ordinary Course of Business;

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(xvi)         sell, assign, transfer, lease, license, permit to lapse, fail to maintain or abandon any material real property interest of the Company or its Subsidiaries, or take any action that could reasonably be expected to cause the loss, lapse or abandonment of any material real property interest of the Company or its Subsidiaries;

(xvii)       other than in the Ordinary Course of Business, take or fail to take any action that could reasonably be expected to cause the loss, lapse or abandonment of any material Company Intellectual Property;

(xviii)     form any Subsidiary or make a material investment in any other entity (other than the Company or a Subsidiary of the Company);

(xix)         terminate or cancel, or amend or modify in any material adverse respect any material insurance policy of the Company or any of its Subsidiaries which is not replaced by a comparable amount of insurance with premiums at a comparable price;

(xx)           cancel or waive any right or claim (or series of related rights and claims) either involving more than $1,000,000 or outside the Ordinary Course of Business;

(xxi)         terminate, materially modify or cancel any Material Contract, or any Leased Real Property Lease, Company Leased Real Property Lease, Licensed Intellectual Property Contract, Company Benefit Plan, Company Employee Agreement or Company Specified Agreement that meets any of the descriptions set forth in clauses (i) through (xii) of the definition of “Material Contract” in Section 3.13(a), or enter into any Material Contract or any such Leased Real Property Lease, Company Leased Real Property Lease, Licensed Intellectual Property Contract, Company Benefit Plan, Company Employee Agreement or Company Specified Agreement outside the Ordinary Course of Business, except in the case of a Company Benefit Plan as required by Law; or

(xxii)       authorize, or commit or agree to do, anything prohibited by this Section 5.2(b).

(c)             Without limiting the generality of the foregoing Section 5.2(a), except (w) as set forth on Schedule 5.2(c), (x) as required by applicable Law, (y) as otherwise contemplated by this Agreement or the Common Stock Purchase Agreements or (z) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any of its Subsidiaries to:

(i)                 authorize or reserve for issuance, issue or sell any shares of Buyer’s or any of its Subsidiaries’ capital stock or other equity securities;

(ii)               authorize or reserve for issuance, issue or sell any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any shares of Buyer’s or any of its Subsidiaries’ capital stock or other equity securities;

(iii)             effect any recapitalization, reclassification, stock dividend, stock split or like change in the capitalization of Buyer or any of its Subsidiaries;

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(iv)             declare, set aside or make any payment or distribution of property (or cash) with respect to any security of Buyer or its Subsidiaries or purchase, redeem or otherwise acquire any securities of Buyer or its Subsidiaries (including any warrants, options or other rights to acquire any securities);

(v)               amend the certificate of incorporation or by-laws or comparable organizational documents of Buyer or any of its Subsidiaries;

(vi)             (A) other than in the ordinary course of business consistent with past practice or as contemplated by an existing Buyer Benefit Plan or Buyer Employee Agreement, agreement, policy or arrangement (including any collective bargaining agreement) increase the compensation or benefits of any employee, (B) materially increase the annual level of compensation of any executive officer of Buyer, (C) modify or amend any Buyer Benefit Plan or Buyer Employee Agreement in any manner that materially increases the amount of the liability attributable to Buyer or any of its Subsidiaries in respect of such Buyer Benefit Plan or Buyer Employee Agreement, (D) enter into, adopt, terminate, establish or materially modify or amend any Buyer Benefit Plans, except as required by Law, or (E) accelerate the vesting or payment of any compensation or benefits under any Buyer Benefit Plan (other than as required under any Buyer Benefit Plan or this Agreement);

(vii)           subject to any Lien any of the properties or assets (whether tangible or intangible) of Buyer or any of its Subsidiaries, except (A) in the ordinary course of business consistent with past practice or (B) for Permitted Exceptions;

(viii)         become legally committed to make any capital expenditures;

(ix)             enter into any merger or consolidation with any Person, or acquire the securities or a substantial portion of the assets of any Person;

(x)               incur or assume any Indebtedness or guarantee any Indebtedness other than to fund Approved Transaction Expenses;

(xi)             loan or advance any funds to any Person;

(xii)           sell, assign, license, transfer, convey or lease or otherwise dispose of any material properties or assets of Buyer or any of its Subsidiaries except in the ordinary course of business consistent with past practice;

(xiii)         make or rescind any material election relating to Taxes, settle or compromise any material Proceeding relating to Taxes, or, except as required by applicable Law, make any material change to any of its methods of Tax accounting;

(xiv)         discharge or satisfy any material Lien or pay any material obligation or liability, other than in the ordinary course of business consistent with past practice;

(xv)           delay, postpone or cancel the payment of accounts payable in any material respect other than in the ordinary course of business consistent with past practice;

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(xvi)         sell, assign, transfer, lease, license, permit to lapse, fail to maintain or abandon any material real property interest of Buyer or its Subsidiaries, or take any action that could reasonably be expected to cause the loss, lapse or abandonment of any material real property interest of Buyer or its Subsidiaries;

(xvii)       take or fail to take any action that could reasonably be expected to cause the loss, lapse or abandonment of any patents, patent applications, trademarks, service marks, copyright registrations or applications for registration, in each case, that are owned by Buyer or any of its Subsidiaries and material to their business as currently conducted;

(xviii)     form any Subsidiary or make a material investment in any other entity (other than Buyer or a Subsidiary of Buyer);

(xix)         terminate or cancel, or amend or modify in any material adverse respect any material insurance policy of Buyer or any of its Subsidiaries which is not replaced by a comparable amount of insurance with premiums at a comparable price;

(xx)           cancel or waive any right or claim (or series of related rights and claims) outside the ordinary course of business consistent with past practice;

(xxi)         terminate, materially modify or cancel any material Contract, or enter into any material Contract outside the ordinary course of business consistent with past practice;

(xxii)       initiate, compromise or settle any Proceeding;

(xxiii)     use any portion of the Trust Account to acquire any shares of Buyer’s or any of its Subsidiaries’ capital stock or other equity securities, other than acquisitions of shares of Buyer Common Stock from holders of Buyer Common Stock who properly exercise their redemption rights in accordance with Buyer’s certificate of incorporation; or

(xxiv)     authorize, or commit or agree to do, anything prohibited by this Section 5.2(c).

SECTION 5.3              Consents. From the date hereof until the Closing, Buyer, Merger Sub and the Company shall use (and the Company shall cause its Subsidiaries to use) their respective commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the Transactions, including under the HSR Act; provided, however, that no party shall be obligated to pay any consideration to any third party, except as contemplated by Sections 5.4(a) and 5.19, from whom consent or approval is requested.

SECTION 5.4              Regulatory Approvals.

(a)             Each of Buyer, Merger Sub and, where applicable, the Company shall use their reasonable best efforts to obtain the expiration or early termination of any waiting periods, or any applicable approvals required, under the HSR Act or other Antitrust Law, and shall (i) make or cause to be made the registrations, declarations and filings required of such party under the HSR Act and any other Antitrust Law listed in Schedule 5.4 (“Antitrust Filings”) with respect to the Transactions as promptly as reasonably practicable and advisable after the date of this Agreement (but, with respect to the HSR Act, in no event later than five (5) Business Days following the Stock Purchase Closing Date), and any filing fees associated therewith shall be borne by Company and shall constitute an Approved Transaction Expense, and such initial filings from Buyer and the Company shall request early termination of any applicable waiting period under the HSR Act, (ii) agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Body not to consummate the Transactions, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed, (iii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the Transactions, (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (“FTC”) or any other Governmental Body in respect of such Antitrust Filings, this Agreement or the Transactions, (v) promptly notify the other party of any material communication between that party and the FTC, the DOJ or any other Governmental Body in respect of any Antitrust Filings or any inquiry or Proceeding relating to this Agreement or the Transactions and of any material communication received or given in connection with any Proceeding by a private party relating to the Transactions, (vi) subject to applicable Law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any Antitrust Filing or communication to the FTC, the DOJ or any other Governmental Body or in connection with any Proceeding by a private party to any other Person, relating to any Antitrust Filing or inquiry or other Proceeding relating to this Agreement or the Transactions, (vii) not participate or agree to participate in any substantive meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Body in respect of any Antitrust Filing, inquiry or Proceeding relating to this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (viii) subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between them and their Affiliates on the one hand, and the FTC, the DOJ or any other Governmental Body or members of their respective staffs on the other hand, with respect to any Antitrust Filing, inquiry or Proceeding relating to this Agreement or the Transactions, and (ix) act in good faith and reasonably cooperate with the other party in connection with any Antitrust Filings and in connection with resolving any investigation or inquiry of any such agency or other Governmental Body under the HSR Act or any other Antitrust Law with respect to any such Antitrust Filing, this Agreement or the Transactions.

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(b)             In furtherance and not in limitation of the foregoing, each of Buyer, Merger Sub and the Company shall take any and all steps necessary to (i) resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the Transactions under any Antitrust Law and (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Transactions, so as to enable the parties hereto to close the Transactions expeditiously and as promptly as reasonably practicable. Without limiting the foregoing, Buyer and Merger Sub shall propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition or license of, and otherwise take or commit to take actions that after the Merger Closing Date would limit Buyer’s, any of its Affiliates’, the Company’s or any of its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines or services of Buyer, any of its Affiliates, the Company or any of its Subsidiaries or any interest or interests therein. Buyer and Merger Sub also shall agree to terminate or assign any Contract or business relationship if required to obtain any necessary clearance, or the termination of any applicable waiting period, under any Antitrust Law. In addition, Buyer and Merger Sub shall defend vigorously through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any Order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing prior to the consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. In furtherance of the foregoing, Buyer and Merger Sub shall negotiate in good faith with all applicable Governmental Bodies.

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SECTION 5.5              Further Assurances. Each of Buyer, Merger Sub and the Company shall use (and the Company shall cause each of its Subsidiaries to use) its best efforts to (i) take all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions. Buyer, Merger Sub and the Company shall use their best efforts to cause the Closing to occur. Each of Buyer, Merger Sub and the Company shall not, and the Company shall not permit any of its Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

SECTION 5.6              Confidentiality. Buyer acknowledges that the information provided to it in connection with this Agreement and the other agreements contemplated hereby and the Transactions is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

SECTION 5.7              Indemnification, Exculpation and Insurance.

(a)             All rights to indemnification and advancement of expenses for acts or omissions occurring through the Closing in favor of the current or former directors, managers, partners and officers of the Company and its Subsidiaries (each, an “Indemnitee”) as provided in (i) the Company’s certificate of incorporation and by-laws and the organizational documents of such Subsidiaries as currently in effect and (ii) the indemnification agreements listed on Schedule 5.7, shall survive the consummation of the Transactions and continue in full force and effect in accordance with their respective terms and shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(b)             For a period of six (6) years after the Closing, Buyer shall cause to be maintained by the Surviving Corporation a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy for the Company and its Subsidiaries (the “D&O Tail”), underwritten by one or more insurers with an A.M. Best rating no less than the A.M. Best rating of the current insurer for the Company and its Subsidiaries, with respect to matters occurring prior to or at the Closing and having coverage limits in the same aggregate amount as currently provided for a six (6)-year period following the Merger Closing Date. The costs of the D&O Tail shall be borne by the Surviving Corporation. In no event will Buyer or the Surviving Corporation be required to expend for each covered year an amount in excess of 300% of the current annual premium for such insurance.

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(c)             If Buyer or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.7.

SECTION 5.8              Publicity. Prior to Closing, no party hereto shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of Buyer and the Company, which approval will not be unreasonably withheld, unless, in the judgment of counsel to the applicable party, public disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law and the rules of any stock exchange to consult with Buyer and the Company with respect to the text thereof. The parties agree to reasonably cooperate on the form of the initial press release to be issued in connection with the Transactions.

SECTION 5.9              Proxy Statement.

(a)             As promptly as practicable following the execution and delivery of this Agreement, Buyer shall prepare a proxy statement in connection with the Transactions (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Buyer relating to the Buyer Stockholder Meeting, for the purpose of, among other things, solicitation of proxies from holders of Buyer Common Stock to vote at the Buyer Stockholder Meeting in favor of (A) the adoption of this Agreement and the approval of the Transactions, (B) the issuance of Buyer Common Stock payable as merger consideration in the Merger, (C) the amendment to Buyer’s certificate of incorporation in the form of the Amended Buyer Charter and (D) any other proposals the parties hereto deem necessary to effectuate the Transactions. The Proxy Statement will comply as to form and substance in all material aspects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Buyer shall file the Proxy Statement with the SEC as promptly as practicable following the Stock Purchase Closing.

(b)             The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and the Company’s management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practicable provide Buyer with all information concerning the operations of its business and the Company’s management and operations and financial condition, in each case, required to be included in the Proxy Statement, including the required financial statements of the Company prepared in accordance with Regulation S-X and a related consent from the Company’s independent public accountants. The Company shall, and shall cause its Subsidiaries to, make their managers, directors, officers and employees available to Buyer and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

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(c)             Prior to filing them with the SEC, Buyer will make available to the Company drafts of the Proxy Statement and any amendment or supplement to the Proxy Statement and provide the Company with an opportunity to comment on such drafts. Buyer shall promptly transmit any such amendment or supplement to its stockholders if at any time prior to the Buyer Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement. Buyer will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement has been approved by the SEC or any supplement or amendment has been filed, or of the issuance of any stop order, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c)             Buyer, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall use reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable.

(d)            Buyer shall, as soon as practicable following the filing of the preliminary Proxy Statement with the SEC duly call, give notice of, convene and hold a meeting of its stockholders (the “Buyer Stockholder Meeting”) for the purpose of seeking the approval of Buyer’s stockholders by the requisite vote under the Laws of the State of Delaware and Buyer’s certificate of incorporation and by-laws for (i) the adoption of this Agreement and the approval of the Transactions, (ii) the issuance of Buyer Common Stock payable as merger consideration in the Merger, (iii) the amendment to Buyer’s certificate of incorporation in the form of the Amended Buyer Charter and (iv) any other proposals the parties hereto deem necessary to effectuate the Transactions. Buyer shall use its reasonable best efforts to cause the Proxy Statement to be mailed to Buyer’s stockholders as promptly as practicable. Buyer shall, through Buyer’s Board of Directors, recommend to its stockholders that they (i) adopt this Agreement and approve the Merger and other Transactions, (ii) approve the issuance of Buyer Common Stock payable as merger consideration in the Merger, (iii) approve the amendment to Buyer’s certificate of incorporation in the form of the Amended Buyer Charter and (iv) approve any other proposals the parties hereto deem necessary to effectuate the Transactions (the “Buyer Board Recommendation”). Buyer agrees that its obligation to duly call, give notice or, convene and hold the Buyer Stockholders Meeting for the purpose of seeking the approval of Buyer’s stockholders on the matters described in clauses (i) through (iv) of the first sentence of this Section 5.9(d) shall not be affected by any change of the Buyer Board Recommendation, and Buyer agrees to submit the foregoing matters to the vote of its stockholders regardless of whether or not Buyer’s Board of Directors changes the Buyer Board Recommendation.

(e)             Buyer shall make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act and applicable “blue sky” laws and rules and regulations thereunder.

(f)              If at any time prior to the Effective Time, any event, circumstance or information relating to Buyer, Merger Sub or the Company and its Subsidiaries, or any of their respective Subsidiaries, Affiliates, officers or directors, or the Original Stockholders or the Warrant Holders should be discovered by Buyer, Merger Sub or the Company, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify Buyer or the Company, as applicable, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Buyer and, to the extent required by law, disseminated to the stockholders of Buyer; provided that no information received by Buyer and the Company pursuant to this Section 5.9(f) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer, and no such information shall be deemed to change, supplement or amend the Company Disclosure Schedules or the Buyer Disclosure Schedules.

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SECTION 5.10          Employment and Employee Benefits.

(a)             Buyer shall cause the Surviving Corporation and its Subsidiaries to provide Employees who continue to be employed by the Surviving Corporation and its Subsidiaries after the Merger Closing Date (the “Transferred Employees”), (i) for the period of twelve (12) months immediately following the Merger Closing Date, (x) at least the same level of base salary and hourly wages as in effect immediately prior to the Merger Closing Date, (y) employee benefit and incentive plans, programs, contracts and arrangements that are substantially similar, in the aggregate, to the Company Benefit Plans (excluding stock-based compensation) provided by the Company and its Subsidiaries to Transferred Employees prior to the Merger Closing Date, and (z) at least the same level of severance payments and benefits as would have been provided under the Company’s severance plans or policies as in effect immediately prior to the Merger Closing Date; and (ii) for the period immediately following the Merger Closing Date until December 31, 2015 (it being acknowledged that payments related to the Company’s 2014 fiscal year incentive plans will be paid promptly after completion of the 2014 fiscal year-end audit), the same level of cash incentive bonus opportunity as in effect immediately prior to the Merger Closing Date. From and after the Merger Closing Date, Buyer or one of its Affiliates shall honor, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their terms, all employment, retention and severance agreements and all severance, incentive and bonus plans, programs and arrangements (excluding with respect to stock-based compensation) as in effect immediately prior to the Merger Closing Date that are applicable to any Employees. Buyer or one of its Affiliates shall recognize the services of the Transferred Employees with the Company and its Subsidiaries prior to the Merger Closing Date as service with Buyer and its Affiliates in connection with any pension or welfare benefit plans and policies (including vacation, paid time off and holiday policies) maintained by Buyer or one of its Affiliates which is made available following the Merger Closing Date by Buyer or one of its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement. Buyer shall make commercially reasonable efforts to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Transferred Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Transferred Employees following the Merger Closing Date by Buyer or one of its Affiliates, and (ii) provide credit to Transferred Employees for any co-payments, deductibles and out-of-pocket expenses paid by such Transferred Employees under the employee benefit plans, programs and arrangements of the Company and its Subsidiaries during the portion of the relevant plan year including the Merger Closing Date.

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(b)             Buyer shall cause the Surviving Corporation and its Subsidiaries to (i) credit each of the Transferred Employees with an amount of paid vacation and sick leave days following the Merger Closing Date equal to the amount of vacation time and sick leave days each such Transferred Employee has accrued but not yet used or cashed out as of the Merger Closing Date under the Company’s vacation and sick leave policies as in effect immediately prior to the Merger Closing Date, and (ii) allow each of the Transferred Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the Company’s vacation and sick leave policies as in effect immediately prior to the Merger Closing Date.

(c)             Nothing set forth in this Section 5.10 shall confer any rights or remedies upon any Employee, any Transferred Employee or any other Person other than the parties hereto and their respective successors and assigns or shall constitute an amendment to any Company Benefit Plan or Buyer Benefit Plan or any other plan or arrangement covering the Transferred Employees. Nothing in this Section 5.10 shall obligate Buyer to continue the employment of any Transferred Employee for any specific period.

SECTION 5.11          Preservation of Books and Records. For the period of seven (7) years after the Merger Closing Date (or longer if required by Law):

(a)             The Surviving Corporation shall maintain the books and records of the Company and its Subsidiaries relating to periods prior to the Closing (the “Books and Records”) and shall not dispose of or destroy, or permit the disposition or destruction of, any of the Books and Records without first offering to turn over possession thereof at the Surviving Corporation’s principal place of business to the GSMP Entities by written notice to the GSMP Entities at their principal place of business at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b)             The Surviving Corporation shall allow the Original Stockholders and their respective agents access to all Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored, for the purposes of (i) preparing Tax Returns and complying with the requirements of any Taxing Authority, (ii) financial reporting and accounting, (iii) complying with requirements of applicable Law and (iv) preparing for and conducting any litigation, and any Original Stockholder shall have the right, at its own expense, to make copies of any Books and Records for such purpose; provided that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer’s business.

(c)             Buyer shall and shall cause its Affiliates to make available to the Original Stockholders upon reasonable notice and at reasonable times and upon written request Buyer’s personnel to assist the Original Stockholders in locating and obtaining any Books and Records to which each of the Original Stockholders is entitled.

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SECTION 5.12          Supplementation and Amendment of Disclosure Schedules. From time to time after the date hereof until the Closing, the Company may supplement or amend the Company Disclosure Schedules which were delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Company Disclosure Schedules or which is necessary to correct any information in such Company Disclosure Schedules which has been rendered inaccurate thereby. No such supplement or amendment shall be taken into account for purposes of determining whether the conditions to closing set forth in Section 6.1(a) or Section 6.1(b) have been satisfied or the accuracy of any representation or warranty.

SECTION 5.13          CERCLA Waiver. Effective upon the Closing, each of Buyer and the Company, for itself, its Subsidiaries and their respective successors and assigns, hereby waives, and unconditionally releases each Stockholder and Warrant Holder from, any rights or remedies that Buyer, the Company, any of their Subsidiaries or any of their respective successors or assigns may otherwise have against such Stockholder or Warrant Holder under any Environmental Law, including any claim for contribution under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), as amended, or common law.

SECTION 5.14          Exclusivity.

(a)             The Company shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below) and shall not enter into any Contract with respect to any Acquisition Proposal until the earlier of the consummation of the Transactions or the termination of this Agreement pursuant to Section 8.1. Until the earlier of the consummation of the Transactions or the valid termination of this Agreement pursuant to Section 8.1 hereof, neither the Company nor any of its Subsidiaries shall, directly or indirectly, through any Affiliate or any of its or their officers, directors, employees, attorneys, equityholders, financial advisors, accountants or other representatives or agents, directly or indirectly, (i) initiate, solicit, pursue, discuss or encourage any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information to any Person relating to, any Acquisition Proposal other than information to any other Person which is traditionally provided in the regular course of business to third parties where the Company and its officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any Contract with respect to, any Acquisition Proposal.

(b)             For purposes of this Agreement, an “Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (i) the acquisition of twenty percent (20%) or more of any class of the equity interests of the Company or any of its Subsidiaries pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (ii) a transaction pursuant to which the Company issues or would issue, or such Person or Persons acquires or would acquire, twenty percent (20%) or more of any class of the equity interests of the Company or any Subsidiary thereof or (iii) a transaction pursuant to which such Person or Persons acquires or would acquire in any manner, directly or indirectly, any assets of the Company or any Subsidiary thereof constituting twenty percent (20%) or more of the fair market value of the assets of the Company and its Subsidiaries taken as a whole.

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(c)             Buyer shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Buyer Acquisition Proposal (as defined below) and shall not enter into any Contract with respect to any Buyer Acquisition Proposal until the earlier of the consummation of the Merger or the termination of this Agreement pursuant to Section 8.1. Until the earlier of the consummation of the Transactions or the valid termination of this Agreement pursuant to Section 8.1 hereof, neither Buyer nor Merger Sub shall, directly or indirectly, through any Affiliate or any of its or their officers, directors, employees, attorneys, equityholders, financial advisors, accountants or other representatives or agents, directly or indirectly, (i) initiate, solicit, pursue, discuss, inquire about or make any proposal that constitutes a Buyer Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information to or request any information from any Person relating to, any Buyer Acquisition Proposal other than information to or from any other Person which is traditionally provided in the regular course of business to third parties where Buyer, Merger Sub and their officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such Buyer Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any Contract with respect to, any Buyer Acquisition Proposal.

(d)            For purposes of this Agreement, a “Buyer Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (i) the acquisition of twenty percent (20%) or more of any class of the equity interests of another Person pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (ii) a transaction pursuant to which another Person issues or would issue, or Buyer, its stockholders or any of its Subsidiaries acquire or would acquire, twenty percent (20%) or more of any class of the equity interests of such other Person or (iii) a transaction pursuant to which Buyer or any of its Subsidiaries acquires or would acquire in any manner, directly or indirectly, any assets of another Person constituting twenty percent (20%) or more of the fair market value of the assets of such other Person.

SECTION 5.15             Release. Effective as of the Closing, the Company, for itself and on behalf of each of its Subsidiaries and their respective successors and assigns, hereby fully and unconditionally releases, acquits and forever discharges the Sellers from any and all manner of actions, causes of actions, claims, obligations, orders, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, arising out of or relating to or accruing from Sellers’ relationship with the Company and its Subsidiaries prior to the Closing; other than with respect to (i) any obligation under this Agreement or any other agreement contemplated hereby or with respect to any Transaction or (ii) any criminal action committed by such Persons.

SECTION 5.16             Tax Matters. Subject to the following sentence, Buyer shall not elect at any time to classify Merger Sub as a corporation for U.S. federal income tax purposes without the prior written consent of each of Levy Newco, Levy Newco II and the GSMP Entities. Upon written notice from Levy Newco, Levy Newco II and the GSMP Entities to such effect at any time on or prior to seventy-five (75) days following the Merger Closing Date, Buyer shall make such election as promptly as practicable.

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SECTION 5.17             Directors and Officers of Buyer. Subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, the parties hereto shall take all necessary actions so that the persons designated by Buyer are elected or appointed, as applicable, to the positions of directors and officers of Buyer effective immediately after the Closing.

SECTION 5.18             Listing. Buyer will use its reasonable best efforts to cause the shares of Buyer Common Stock that will be issued in the Merger to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, prior to the Effective Time. From the date hereof through the Closing, Buyer shall take all reasonable efforts which are necessary or reasonably desirable for Buyer to remain listed as a public company on the Nasdaq Capital Market.

SECTION 5.19             Credit Agreement Amendment. The Company shall use its (and cause its applicable Subsidiaries to use their) best efforts to cause certain lenders party to the Credit Agreement and applicable Subsidiaries of the Company to enter into the Credit Agreement Amendment as promptly as possible following the date hereof, providing for additional loans of at least $25,100,000 under the Credit Agreement to be funded on the Stock Purchase Closing Date and permitting the change of control with respect to the Company contemplated by this Agreement and the Stock Purchase Agreement and the repayment of all Indebtedness of Subsidiaries of the Company owed under the Notes; provided that the foregoing shall not be deemed to require the Company or any of its Subsidiaries to agree to any terms or conditions materially less favorable to the Company and its Subsidiaries, or to pay any fees to the Debt Financing Sources or any other debt financing sources materially in excess of the fees contemplated to be paid, under the Credit Agreement Amendment.

SECTION 5.20             Section 16 of the Exchange Act. Prior to the Closing, the Board of Directors of each of Buyer and the Company, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the Federal Securities and Exchange Commission so that the disposition of Common Stock, RSUs or Options and the acquisition of Buyer Common Stock, in each case, pursuant to this Agreement by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) or by any Person who is expected to become a covered Person of Buyer for purposes of Section 16, as applicable, shall be an exempt transaction for purposes of Section 16.

SECTION 5.21          Company Statement. On the Stock Purchase Closing Date, the Company shall cause the Chief Executive Officer and the Chief Financial Officer of the Company to deliver to Buyer a statement which certifies (i) the amount of Indebtedness as of the close of business on the day immediately preceding the Stock Purchase Closing Date, and which certifies such amount true, correct and complete, (ii) the amount of Company Cash as of the close of business on the day immediately preceding the Stock Purchase Closing Date, and which certifies such amount as being true, correct and complete, (iii) the amount of the Company’s Approved Transaction Expenses as of the close of business on the day immediately preceding the Stock Purchase Closing Date and that the Company and its Subsidiaries have not incurred any other Transaction Expenses that remain unpaid as of the close of business on the day immediately preceding the Stock Purchase Closing Date, and (iv) that, since December 31, 2013, the Company has not declared, set aside or made any payment or distribution of property (or cash) with respect to any security of the Company or its Subsidiaries or purchased, redeemed or otherwise acquired any securities of the Company or its Subsidiaries (including any warrants, options or other rights to acquire any securities) except for the redemption by Sagittarius in 2014 of certain senior subordinated notes of Sagittarius, the payment of interest with respect to the Notes and such senior subordinated notes of Sagittarius and the redemptions by the Company set forth on Schedule 3.5(d).

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SECTION 5.22          Indebtedness Certificate. On the Stock Purchase Closing Date, the Company shall deliver to Buyer a statement certifying the amount of Indebtedness owing under the Credit Agreement by the Company and its controlled Affiliates as of the close of business on the day immediately preceding the Stock Purchase Closing Date, as reflected in a statement provided to the Company or any of its Subsidiaries from the Credit Agreement Agent.

SECTION 5.23          Certain Amendments.

(a)             Without the prior written consent of the Company, Buyer shall not, and shall not permit any of its Subsidiaries to, authorize, approve or enter into any amendment to, waive any provision of or terminate, any of the Common Stock Purchase Agreements or the Escrow Agreements or authorize any release of the funds escrowed under the Escrow Agreements other than to fund the cash portion of the merger consideration.

(b)             Without the prior written consent of the Company, Buyer shall not, and shall not permit any of its Subsidiaries to, authorize or approve any reduction in the per share exercise price at which any shares of Buyer Common Stock may be purchased upon the exercise of any warrant to purchase shares of Buyer Common Stock.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.1              Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Merger Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)             the representations and warranties of the Company contained in Article III, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Merger Closing Date as if made on and as of the Merger Closing Date (or, if given as of a specific date, at and as of such date), except (x) for changes permitted by this Agreement or (y) where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect with respect to the Company; and Buyer shall have received a certificate signed by an authorized officer of the Company, confirming the foregoing;

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(b)             the Company shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing; and Buyer shall have received a certificate signed by an authorized officer of the Company, confirming the foregoing;

(c)             there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(d)            the required vote of the stockholders of Buyer with respect to this Agreement, the Merger and the Transactions shall have been obtained in accordance with the DGCL, Buyer’s certificate of incorporation, as amended, and the rules and regulations of the Nasdaq Stock Market, Inc.;

(e)             the waiting period applicable to the Transactions under the HSR Act and any other applicable Antitrust Laws shall have expired or early termination shall have been granted;

(f)              since the date hereof, there shall not have been any event or circumstance which shall have resulted in a Material Adverse Effect with respect to the Company and no change or event shall have occurred that would reasonably be expected to result in such a Material Adverse Effect;

(g)             the closing of the Levy Subscription and the Levy Stock Purchase shall have occurred in accordance with the terms of the Stock Purchase Agreement;

(h)             the Credit Agreement Amendment shall have become effective and shall be effective on the Merger Closing Date;

(i)               the Company shall have caused F&C Restaurant and Sagittarius to repay all Indebtedness of Subsidiaries of the Company owed under the Notes upon the Stock Purchase Closing Date;

(j)               all Warrant Holders shall have exchanged all Warrants for Common Stock in accordance with the Stock Purchase Agreement;

(k)             the required vote of the stockholders of the Company with respect to this Agreement, the Merger and the Transactions shall have been obtained in accordance with the DGCL and the Company’s certificate of incorporation, as amended; and

(l)               the Company shall have delivered to Buyer a certificate, dated not more than thirty (30) days prior to the Merger Closing Date, prepared in accordance with Treasury Regulations Section 1.1445-2(c), duly executed by a responsible officer of the Company, certifying that the ownership interests of the Company are not “United States real property interests” within the meaning of Section 1445 of the Code.

SECTION 6.2              Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Merger Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

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(a)             the representations and warranties of Buyer and Merger Sub contained in Article IV, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Merger Closing Date as if made on and as of the Merger Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect with respect to Buyer or to impair in any material respect the ability of Buyer or Merger Sub to perform its obligations under this Agreement or prevent or materially delay consummation of the Transactions; and the Company shall have received a certificate signed by an authorized officer of each of Buyer and Merger Sub, confirming the foregoing;

(b)             Buyer and Merger Sub each shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by Buyer or Merger Sub at or prior to the Closing; and the Company shall have received a certificate signed by an authorized officer of each of Buyer and Merger Sub, confirming the foregoing;

(c)             there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(d)            the required vote of the stockholders of Buyer with respect to this Agreement, the Merger and the Transactions shall have been obtained in accordance with the DGCL, Buyer’s certificate of incorporation, as amended, and the rules and regulations of the Nasdaq Stock Market, Inc.;

(e)             the waiting period applicable to the Transactions under the HSR Act and any other applicable Antitrust Laws shall have expired or early termination shall have been granted;

(f)              since the date hereof, there shall not have been any event or circumstance which shall have resulted in a Material Adverse Effect with respect to Buyer and no change or event shall have occurred that would reasonably be expected to result in such a Material Adverse Effect;

(g)             the closing of the Levy Subscription and the Levy Stock Purchase shall have occurred in accordance with the terms of the Stock Purchase Agreement;

(h)             the Credit Agreement Amendment shall have become effective and shall be effective on the Merger Closing Date;

(i)               the Registration Rights Agreement, dated as of November 13, 2013, by and among Buyer, Buyer Sponsor and the other Persons party thereto, shall have been terminated, and all rights and obligations hereunder shall have ceased, and shall be of no further force and effect; and the Company shall have received evidence reasonably satisfactory to the Company of the foregoing;

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(j)               Buyer shall have delivered to the Exchange Agent certificates representing the Per Share Equity Consideration to be delivered in respect of each share of Common Stock held by an Original Stockholder, Levy Newco or Levy Newco II;

(k)             Buyer shall have delivered to the Company certificates representing the merger consideration payable in Buyer Common Stock to be delivered in respect of each share of Common Stock underlying an Option or RSU held by an Optionholder or an RSU Holder;

(l)               the required vote of the stockholders of the Company with respect to this Agreement, the Merger and the Transactions shall have been obtained in accordance with the DGCL and the Company’s certificate of incorporation, as amended; and

(m)           the shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance.

SECTION 6.3              Frustration of Closing Conditions. None of the Company, Merger Sub or Buyer may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its best efforts to comply with any provision of this Agreement.

ARTICLE VII

SURVIVAL

SECTION 7.1              Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their terms apply or are to be performed in whole or in part after the Closing. There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants to be performed in whole or in part after the Closing. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages (except to the extent of third party claims therefor).

ARTICLE VIII

TERMINATION

SECTION 8.1              Termination of Agreement. This Agreement may be terminated and the Transactions may be abandoned any time prior to the Closing as follows:

(a)             by the Company or Buyer on or after September 30, 2015, if the Closing shall not have occurred by the close of business on such date; provided that the right to terminate this Agreement pursuant to this Section 8.1(a) shall not be available to the Company or Buyer, as applicable, if the principal reason the Closing shall not have occurred by such time is the breach by such party (including Merger Sub, in the case of Buyer) of any of its obligations under this Agreement;

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(b)             by mutual written consent of the Company and Buyer;

(c)             by the Company or Buyer if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions, it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Company or Buyer, as applicable, if the issuance of such final nonappealable Order was primarily due to the breach by such party (including Merger Sub, in the case of Buyer) of its obligations under this Agreement;

(d)            by Buyer if (i) Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (ii) any of the conditions set forth in Section 6.1(a) or Section 6.1(b) is incapable of fulfillment (other than conditions that by their nature are to be satisfied at the Closing), or if the breach giving rise to the failure of any such conditions to be satisfied is incurable;

(e)             by the Company if (i) the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (ii) any of the conditions set forth in Section 6.2(a) or Section 6.2(b) is incapable of fulfillment (other than conditions that by their nature are to be satisfied at the Closing), or if the breach giving rise to the failure of any such conditions to be satisfied is incurable; or

(f)              by Buyer or the Company upon the termination of the Stock Purchase Agreement, provided that (i) the Company may not terminate this Agreement pursuant to this Section 8.1(f) if the Stock Purchase Agreement is terminated as a result of the Company’s breach thereof and (ii) Buyer may not terminate this Agreement pursuant to this Section 8.1(f) if the Stock Purchase Agreement is terminated as a result of Levy Newco’s or Levy Newco II’s breach thereof.

SECTION 8.2              Procedure Upon Termination. In the event of termination of this Agreement by Buyer or the Company, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by the parties.

SECTION 8.3              Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided, however, that, subject to the terms of this Agreement, if such termination shall result from the failure of any party to perform an agreement or covenant contained herein, such party shall not be relieved of any liability as a result of such failure or breach; provided, further, that the provisions of Section 5.8, this Section 8.3, Article I and Article IX and the provisions of the Confidentiality Agreement shall survive any such termination.

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ARTICLE IX

MISCELLANEOUS

SECTION 9.1              Payment of Sales, Use or Similar Taxes. Notwithstanding anything herein to the contrary, the Surviving Corporation shall timely pay or cause to be paid all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the Transactions.

SECTION 9.2              Expenses. Except as provided in Section 9.1, each party to this Agreement shall bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions (including legal, accounting, financial advisor and other professional fees, collectively, “Transaction Expenses”), provided, that the Surviving Corporation shall pay and be solely responsible for the Approved Transaction Expenses.

SECTION 9.3              Entire Agreement . This Agreement (including the schedules and exhibits hereto), the Confidentiality Agreement, and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the Transactions, represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements among the parties respecting the Transactions. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and the other agreements, documents, instruments and certificates contemplated hereby, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or any of the agreements, documents, instruments or certificates contemplated hereby.

SECTION 9.4              Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Buyer and the Company; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver; provided, further, that, after receipt of the Stockholder Written Consent, if any such amendment or waiver shall by applicable Law require further approval of the Stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Stockholders; and provided, further, that Sections 5.7, 5.11, 5.13, 5.15, 5.16 and 9.14, each of which provisions is intended to be for the benefit of the Persons referred to therein and may be enforced by any such Person, and any related defined terms, may not be amended without the prior written consent of such Persons. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Notwithstanding anything to the contrary herein, this Section 9.4 and Sections 9.5, 9.6(b), 9.9 and 9.11 (and any provision of this Agreement to the extent an amendment, modification or supplementation of such provision would modify the substance of such Sections) may not be amended, modified or supplemented in a manner that adversely affects the rights of the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

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SECTION 9.5              Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that any claim, suit controversy, dispute, action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, to which any of the Debt Financing Sources is a party arising out of, or in any way relating to, the Transactions contemplated hereby, including to any dispute arising out of or relating in any way to the Credit Agreement Amendment, shall be governed by, and constructed in accordance with, the laws of the State of New York.

SECTION 9.6              Jurisdiction and Venue.

(a)             Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware located in New Castle County) (together with the appellate courts thereof, the “Chosen Courts”) and each of the parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such litigation. Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such litigation in any Chosen Court, (ii) any claim that any such litigation brought in any Chosen Court has been brought in an inconvenient forum and (iii) any claim that any Chosen Court does not have jurisdiction with respect to such litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, to such party at its address for notices provided for herein.

(b)             Each of the parties hereto (i) agrees that it will not bring or support any claim, suit, action, proceeding, cross-claim or third-party claim against the Debt Financing Sources in any way relating to this Agreement or any of the Transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Credit Agreement Amendment or the performance thereof, in any forum other than any state or federal court of competent jurisdiction within the State of New York located in New York County, and any appellate court thereof, and each of the parties hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts and (ii) waives, to the fullest extent permitted by law, any objection which such party may have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such claim, suit, action or proceeding in any such court. Notwithstanding any provision of this Agreement, each party hereto agrees that none of the Debt Financing Sources shall have any liability or obligation to any party hereto relating to this Agreement or any of the Transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, it being understood and agreed that nothing herein shall limit the Company’s and its Subsidiaries’ rights and the Debt Financing Sources’ obligations under the Credit Agreement and the Credit Agreement Amendment.

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SECTION 9.7              Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case to the parties at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Company prior to the Closing, to:

Del Taco Holdings, Inc.
25521 Commercentre Drive, Suite 200
Lake Forest, CA 92630

Attn:	Jack T. Tang
Fax:	949-616-5002

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004

Attn:	Robert C. Schwenkel, Esq.

David L. Shaw, Esq.

Fax:	212-859-4000

If to Buyer or Merger Sub and, post-Closing, the Company, to:

Levy Acquisition Corp.
444 North Michigan Avenue, Suite 3500

Chicago, IL 60611

Attn:	Lawrence Levy
Fax:	312-245-2916

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with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606-5096

Attn:	Stanley H. Meadows

Scott M. Williams

Fax:	312-984-7700

SECTION 9.8              Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

SECTION 9.9              Binding Effect; Assignment; Third Party Beneficiaries . This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as contemplated by Section 2.6 (with respect to the Stockholders’ and the Warrant Holders’ rights to receive the merger consideration described therein), Section 2.8 (with respect to the Optionholders’ right to receive the Option Amount and the RSU Holders’ right to receive the RSU Settlement Amount), and Sections 5.7, 5.11, 5.13, 5.15, 5.16, 9.4 and 9.14 (each of which provisions is intended to be for the benefit of the Persons referred to therein and may be enforced by any such Person), and except for rights of the Debt Financing Sources, each of which is an intended third party beneficiary of the rights set forth in Sections 9.4, 9.5, 9.6(b), this Section 9.9 and Section 9.11, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. Notwithstanding anything herein to the contrary, prior to the Closing, the Company shall have the right to enforce the rights of the Original Stockholders, the Warrant Holders, the Optionholders and the RSU Holders to pursue damages in the event of Buyer’s or Merger Sub’s breach of this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempted assignment without the required consents shall be void.

SECTION 9.10          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signature delivered by facsimile or by electronic means intended to preserve the original graphic and pictorial appearance thereof shall be deemed to be an original signature.

SECTION 9.11          Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of, under or in connection with this Agreement, including any Proceeding involving the Debt Financing Sources, any Company Documents, any Buyer Documents, any Merger Sub Documents or any Transaction. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Company Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

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SECTION 9.12          Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages or legal remedies, even if available, would not be an adequate remedy therefor. Therefore, it is accordingly agreed that, in addition to any other remedies, each party shall be entitled to equitable relief, including an injunction or injunctions, to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in the Chosen Courts, and appropriate injunctive relief (including any Order sought by the Company to cause Buyer to perform its covenants and agreements contained in this Agreement) may be applied for and granted in connection therewith. Each of the parties hereto hereby waives: (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate; and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

SECTION 9.13             Trust Account Waiver. The Company acknowledges that Buyer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Buyer and one or more businesses or assets (a “Business Combination”). The Company further acknowledges that, as described in the prospectus dated November 13, 2013 (the “Prospectus”) available at www.sec.gov, substantially all of Buyer’s assets consist of the cash proceeds of Buyer’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Buyer, certain of its public stockholders and the underwriters of Buyer’s initial public offering. As described in the Prospectus, except with respect to interest earned on the funds held in the Trust Account that may be released to Buyer to pay its franchise and income tax obligations, the cash in the Trust Account may be disbursed only (i) to Buyer in limited amounts from time to time in order to permit Buyer to pay its operating expenses; (ii) if Buyer completes the transactions which constitute a Business Combination, as defined in the Prospectus, then to those Persons and in such amounts as described in the Prospectus; and (iii) if Buyer fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Buyer in limited amounts to permit Buyer to pay the costs and expenses of its liquidation and dissolution, and then to Buyer’s public stockholders (as such term is defined in the agreement governing the Trust Account). For and in consideration of Buyer entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its directors, officers, Affiliates and stockholders, hereby irrevocable waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Buyer; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Buyer for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Buyer to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Buyer Stockholder Redemption) to the Sellers in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Buyer’s ability to fulfill its obligation to effectuate the Buyer Stockholder Redemption, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

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SECTION 9.14          Legal Representation.

(a)             In any dispute or Proceeding arising after the Closing under or in connection with this Agreement or any of the other agreements contemplated hereby, the parties agree that any of the Original Stockholders, the Optionholders, the RSU Holders or the Warrant Holders shall have the right, at its election, to retain the firm of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) to represent such Original Stockholder, Warrant Holder, Optionholder, or RSU Holder in such matter, and Buyer and the Company (on behalf of themselves, their respective Affiliates, directors, officers, employees and representatives and their respective successors and assigns) hereby irrevocably waive and consent to any such representation in any such matter.

(b)             Each of the parties further agrees that all communications among Fried Frank, the Company, any of its Subsidiaries and any Original Stockholder, Warrant Holder, Optionholder or RSU Holder related to this Agreement or any of the other agreements contemplated hereby, together with the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege, belong to such Original Stockholder, Warrant Holder, Optionholder, or RSU Holder, as applicable, and shall not pass to or be claimed by the Company or any of its Affiliates.

(c)             If the Transactions are consummated, (i) the Company and its Subsidiaries shall have no right of access to or control over any of Fried Frank’s records related to such transactions, which shall become the property of (and be controlled by) the Original Stockholders, the Warrant Holders, the Optionholders, or the RSU Holders, as applicable, and (ii) it would be impracticable to remove from the records (including emails and other electronic files) of the Company and its Subsidiaries any privileged communications with or among Fried Frank, the Company, any of its Subsidiaries and any Original Stockholder, Warrant Holder, Optionholder or RSU Holder. The Company, its Subsidiaries, Buyer and Merger Sub agree not to access, review or otherwise use, examine or rely upon such privileged communications that may remain in the records of the Company or its Subsidiaries, and the parties agree that no attorney-client privilege, attorney work product or other privilege or protection is waived or intended to be waived by allowing such material to remain in the files of the Company or its Subsidiaries.

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(d)            Furthermore, in the event of a dispute between any Original Stockholders, Warrant Holders, Optionholders or RSU Holders, on the one hand, and the Company or any of its Subsidiaries, on the other hand, arising out of or relating to any matter in which Fried Frank acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Original Stockholders, the Warrant Holders, the Optionholders or the RSU Holders, as applicable, any information or documents developed or shared during the course of Fried Frank’s joint representation of the Original Stockholders, the Warrant Holders, the Optionholders and the RSU Holders and the Company and its Subsidiaries.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

DEL TACO HOLDINGS, INC.

By:	/s/ Steven L. Brake
Name: Steven L. Brake
Title: EVP, Chief Financial Officer

LEVY ACQUISITION CORP.

By:	/s/ Steven C. Florsheim
Name: Steven C. Florsheim
Title: Executive Vice President

LEVY MERGER SUB, LLC

By:	/s/ Steven C. Florsheim
Name: Steven C. Florsheim
Title: Executive Vice President

Signature Page To Agreement and Plan of Merger

†The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.